Exhibit 10.58




                      -----------------------------------


                BOWLINE POINT GENERATING STATION SALES AGREEMENT

                                     AMONG

                     ORANGE AND ROCKLAND UTILITIES, INC.,

                 CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

                                     AND

                       SOUTHERN ENERGY BOWLINE, L.L.C.



                             November 24, 1998


                    -----------------------------------




                             TABLE OF CONTENTS

                                                                       Page
                                                                       ----
                                   ARTICLE I
                                  DEFINITIONS

      1.1.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . 2

                                   ARTICLE II
                               SALE AND PURCHASE

      2.1.  The Sale . . . . . . . . . . . . . . . . . . . . . . . . . .  18
      2.2.  Excluded Assets  . . . . . . . . . . . . . . . . . . . . . .  18
      2.3.  Assumed Liabilities  . . . . . . . . . . . . . . . . . . . .  19
      2.4.  Excluded Liabilities . . . . . . . . . . . . . . . . . . . .  24

                                 ARTICLE III
                                PURCHASE PRICE

      3.1.  Purchase Price . . . . . . . . . . . . . . . . . . . . . . .  28
      3.2.  Purchase Price Adjustment  . . . . . . . . . . . . . . . . .  29
      3.3.  Allocation of Purchase Price . . . . . . . . . . . . . . . .  32
      3.4.  Proration  . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                  ARTICLE IV
                                  THE CLOSING

      4.1.  Time and Place of Closing  . . . . . . . . . . . . . . . . .  34
      4.2.  Payment of Purchase Price  . . . . . . . . . . . . . . . . .  34
      4.3.  Deliveries by the Sellers  . . . . . . . . . . . . . . . . .  35
      4.4.  Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . .  37

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      5.1.  Organization; Qualification  . . . . . . . . . . . . . . . .  39
      5.2.  Authority Relative to this Agreement . . . . . . . . . . . .  39
      5.3.  Consents and Approvals; No Violation . . . . . . . . . . . .  40
      5.4.  Reports  . . . . . . . . . . . . . . . . . . . . . . . . . .  43
      5.5.  Financial Statements . . . . . . . . . . . . . . . . . . . .  43
      5.6.  Undisclosed Liabilities  . . . . . . . . . . . . . . . . . .  44
      5.7.  Absence of Certain Changes . . . . . . . . . . . . . . . . .  45
      5.8.  Title  . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
      5.9.   Leasehold Interests . . . . . . . . . . . . . . . . . . . .  46
      5.10.  Improvements  . . . . . . . . . . . . . . . . . . . . . . .  47
      5.11.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . .  47
      5.12.  Environmental Matters . . . . . . . . . . . . . . . . . . .  48
      5.13.  Labor Matters . . . . . . . . . . . . . . . . . . . . . . .  50
      5.14.  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
      5.15.  Real Property Encumbrances  . . . . . . . . . . . . . . . .  53
      5.16.  Condemnation  . . . . . . . . . . . . . . . . . . . . . . .  53
      5.17.  Certain Contracts and Arrangements  . . . . . . . . . . . .  53
      5.18.  Legal Proceedings, etc. . . . . . . . . . . . . . . . . . .  55
      5.19.  Permits . . . . . . . . . . . . . . . . . . . . . . . . . .  55
      5.20.  Regulation as a Utility . . . . . . . . . . . . . . . . . .  56
      5.21.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
      5.22.  Intellectual Property . . . . . . . . . . . . . . . . . . .  57
      5.23.  Year 2000 Readiness . . . . . . . . . . . . . . . . . . . .  57

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER

      6.1.  Organization . . . . . . . . . . . . . . . . . . . . . . . .  58
      6.2.  Authority Relative to this Agreement . . . . . . . . . . . .  58
      6.3.  Consents and Approvals; No Violation . . . . . . . . . . . .  59
      6.4.  Operating Easements  . . . . . . . . . . . . . . . . . . . .  60
      6.5.  Regulation as a Utility  . . . . . . . . . . . . . . . . . .  60
      6.6.  Availability of Funds  . . . . . . . . . . . . . . . . . . .  61

                                  ARTICLE VII
                           COVENANTS OF THE PARTIES

      7.1.  Conduct of Business Relating to the Purchased Assets . . . .  61
      7.2.  Access to Information  . . . . . . . . . . . . . . . . . . .  66
      7.3.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .  69
      7.4.  Further Assurances . . . . . . . . . . . . . . . . . . . . .  69
      7.5.  Public Statements  . . . . . . . . . . . . . . . . . . . . .  70
      7.6.  Consents and Approvals . . . . . . . . . . . . . . . . . . .  71
      7.7.  Fees and Commissions . . . . . . . . . . . . . . . . . . . .  74
      7.8.  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . .  74
      7.9.  Supplements to Schedules . . . . . . . . . . . . . . . . . .  78
      7.10.  Employees . . . . . . . . . . . . . . . . . . . . . . . . .  79
      7.11.  Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . .  84
      7.12.  Compliance with Cooling Water Usage Obligations . . . . . .  85
      7.13.  Real Estate Matters . . . . . . . . . . . . . . . . . . . .  87
      7.14.  Year 2000 . . . . . . . . . . . . . . . . . . . . . . . . .  89
      7.15.  Scheduled Capital Expenditures and Scheduled Maintenance
                Expenditures . . . . . . . . . . . . . . . . . . . . . .  89
      7.16.  Expansion.    . . . . . . . . . . . . . . . . . . . . . . .  90
      7.17.  Fuel Contract Renegotiation . . . . . . . . . . . . . . . .  90
      7.18.  Environmental Insurance . . . . . . . . . . . . . . . . . .  91

                                  ARTICLE VIII
                               CLOSING CONDITIONS

      8.1.  Conditions to Each Party's Obligations to Effect the
            Transactions
            Contemplated Hereby.  . . . . . . . . . . . . . . . . . . .   91
      8.2.  Conditions to Obligations of Buyer . . . . . . . . . . . . .  94
      8.3.  Conditions to Obligations of the Sellers . . . . . . . . . . 102
      8.4.  Extension of Closing Date  . . . . . . . . . . . . . . . . . 104

                                   ARTICLE IX
                                INDEMNIFICATION

      9.1.  Indemnification . . . . . . . . . . . . . . . . . . . . . .  105
      9.2.  Defense of Claims . . . . . . . . . . . . . . . . . . . . .  109

                                    ARTICLE X
                          TERMINATION AND ABANDONMENT

      10.1.  Termination . . . . . . . . . . . . . . . . . . . . . . . . 115
      10.2.  Procedure and Effect of Termination . . . . . . . . . . . . 117

                                   ARTICLE XI
                           MISCELLANEOUS PROVISIONS

      11.1.  Amendment and Modification  . . . . . . . . . . . . . . . . 118
      11.2.  Confidentiality . . . . . . . . . . . . . . . . . . . . . . 118
      11.3.  Waiver of Compliance; Consents  . . . . . . . . . . . . . . 120
      11.4.  No Survival . . . . . . . . . . . . . . . . . . . . . . . . 121
      11.5.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . 121
      11.6.  Assignment  . . . . . . . . . . . . . . . . . . . . . . . . 124
      11.7.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . 125
      11.8.  Specific Performance  . . . . . . . . . . . . . . . . . . . 125
      11.9.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . 126
      11.10. Interpretation . . . . . . . . . . . . . . . . . . . . . .  126
      11.11. Entire Agreement . . . . . . . . . . . . . . . . . . . . .  126
      11.12. Bulk Sales or Transfer Laws  . . . . . . . . . . . . . . .  127




              BOWLINE POINT GENERATING STATION SALES AGREEMENT

           BOWLINE POINT GENERATING STATION SALES AGREEMENT, dated as of November 24, 1998, among Orange and Rockland Utilities, Inc., a New York corporation ("O&R"), Consolidated Edison Company of New York, Inc., a New York corporation ("Con Edison") (each of O&R and Con Edison individually may be referred to as a "Seller" and collectively as the "Sellers" herein) and Southern Energy Bowline, L.L.C., a Delaware limited liability company ("Buyer").

           WHEREAS, the Sellers own the Purchased Assets (as defined herein), and O&R operates under the terms of the Operating Agreement, dated October 10, 1969, a certain electric power generation station known as Bowline Point Generating Station that is part of the Purchased Assets; and

           WHEREAS, the Buyer desires to purchase and assume from the Sellers, and the Sellers desire to sell to Buyer, the Purchased Assets upon the terms and conditions hereinafter set forth in this Agreement.

           NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:



                                 ARTICLE I

                                DEFINITIONS

           1.1. Definitions. (a) As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:

           (1) "Affiliate" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

           (2) "Agreement" means this Bowline Point Generating Station Sales Agreement together with the Schedules and Exhibits hereto.

           (3)  "Ancillary Agreements" means (i) the Operating Easement,
 (ii) the Seller's Easements, (iii) the Continuing Site/Interconnection Agreement, and (iv) the Transition Agreement, (v) the Transition Capacity Sales Agreement, dated as of the date of this Agreement, between Con Edison and Buyer relating to the purchase from Buyer of installed electric capacity at Bowline.

           (4) "Bill of Sale" means the Bill of Sale to be delivered at the Closing with respect to the Purchased Assets which constitute personal property and which are to be transferred at the Closing, substantially in the form of Exhibit A hereto.

           (5) "Bowline" means the Bowline Point Generating Station located in the Village of West Haverstraw, Rockland County, New York.

           (6) "Business Day" shall mean any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in the State of New York are authorized by law or other governmental action to close.

           (7) "Buyer Representatives" means the Buyer's accountants, counsel, environmental consultants, financial advisors and other authorized representatives.

           (8) "CERCLA" means the Federal Comprehensive Environmental Response, Compensation and Liability Act.

           (9)  "Code" means the Internal Revenue Code of 1986, as amended.

           (10) "Confidentiality Agreement" means the Confidentiality Agreement, dated June 19, 1998, between O&R and Southern Energy, Inc.

           (11) "Continuing Site/Interconnection Agreement" means the Continuing Site/Interconnection Agreement, dated as of the date of this Agreement, between O&R and the Buyer.

           (12) "Emission Allowances" means the sulfur dioxide allowances already allocated by the United States Environmental Protection Agency to Bowline and the nitrogen oxide allowances to be allocated by the New York State Department of Environmental Conservation to Bowline, each as set forth in Schedule 1.1(a)(12).

           (13) "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind.

           (14) "Environmental Laws" means all Federal, state and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances.

           (15) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

           (16) "Estimated Inventory Adjustment Amount" means the value of oil inventory and propane inventory used at or in connection with the Purchased Assets as of the date ten (10) days before the Closing Date, as determined by using the average price for residual 0.3% sulphur high pour New York cargo spot index for no. 6 oil - New York Harbor published in Bloomberg Energy during the consecutive ten (10) day period preceding the date which is ten (10) days before the Closing Date, and the average price for propane published in the Journal of Commerce for Propane-Mt. Belvieu during such consecutive ten (10) day period plus five cents ($0.05) per gallon, which valuations shall be provided to the Buyer by the Sellers no later than five (5) days before the Closing Date.

           (17) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           (18) "Federal Power Act" means the Federal Power Act of 1935.

           (19) "FERC" means the Federal Energy Regulatory Commission or any successor thereto.

           (20) "Good Utility Practices" means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry with respect to similar facilities during the relevant time period which in each case, in the exercise of reasonable judgment in light of the facts known or that should have been known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, law, regulation, environmental protection, and expedition. Good Utility Practices are not intended to be limited to the optimum practices, methods or acts to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in such industry.

           (21) "Hazardous Substances" means (a) any petrochemical or petroleum products, oil, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

          (22) "Holding Company Act" means the Public Utility Holding Company Act of 1935, as amended.

           (23) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

           (24) "Income Tax" means any tax, charge, fee, levy, penalty, or other assessment imposed by any U.S. federal, state, local or foreign taxing authority (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains taxes and alternative minimum taxes but excluding sales, transfer and similar taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions attributable thereto.

           (25) "Income Tax Return" means any return, report, information return or other document (including any related or supporting information) supplied or required to be supplied to any authority with respect to Income Taxes.

           (26) "Independent Accounting Firm" means Arthur Andersen LLP or such other independent accounting firm of national reputation mutually appointed by the Sellers and the Buyer.

           (27) "Instrument of Assumption" means the Instrument of Assumption in the form of Exhibit B hereto.

           (28) "Intellectual Property" means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, copyrights and copyright rights, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights other than the names, trademarks, service marks or logos listed in Section 2.2(b) and (c) hereof.

           (29) "Internal Revenue Service" means the United States Internal Revenue Service, or any successor thereto.

           (30) "ISO" means the New York Independent System Operator, or its successor.

           (31) "Material Adverse Effect" means any change in or effect on the Purchased Assets after the date of this Agreement that is, individually or in the aggregate, materially adverse to the condition (financial or physical) of (as compared to the condition on the date of this Agreement), or the ability to own or operate (as compared to the ownership and operation thereof prior to the date of this Agreement), any material part of the Purchased Assets, other than (i) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric power, (ii) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used at the Purchased Assets, (iii) any change or effect resulting from changes in the North American, national, regional or local electric transmission systems, (iv) any change or effect resulting from any regulation, rule or order adopted or proposed by or with respect to the ISO and its responsibility for, authority over and operation of the wholesale and retail electric energy, capacity and ancillary services electric power markets and (v) any materially adverse change in or effect on the Purchased Assets which is cured (including by the payment of money) by the Sellers before the Termination Date.

           (32) "NJBPU" means the New Jersey Board of Public Utilities, or any successor thereto.

           (33) "NYPSC" means the New York Public Service Commission, or any successor thereto.

           (34) "Operating Easement" means the operating easement providing the right to continue operating and maintaining certain distribution facilities at the substations, which will be prepared as described in the Continuing Site/Interconnection Agreement.

           (35) "Other Sales Agreements" means the Lovett Generating Station Sales Agreement between O&R and Southern Energy Lovett, L.L.C.; the Gas Turbines and Hydroelectric Generating Station Sales Agreement between O&R and Southern Energy NY-Gen, L.L.C.; and the Bowline Adjacent Property Sales Agreement, between O&R and the Buyer, each dated as of the date of this Agreement.

           (36) "PAPUC" means the Pennsylvania Public Utility Commission, or any successor thereto.

           (37) "Permitted Encumbrances" means (i) those exceptions to title to the Purchased Assets contained in the documents listed on Schedules 5.8, 5.9(a), 5.9(b) and 5.15; (ii) any state of facts that a current survey of the Purchased Assets would disclose; (iii) mortgages, liens, pledges, charges, encumbrances and restrictions which are not in excess of $100,000 incurred in connection with the Sellers' purchase of properties and assets to be conveyed to Buyer as part of the Purchased Assets after the date of this Agreement securing all or a portion of the purchase price therefor incurred in the ordinary course of business; (iv) the Operating Easement;
 (v) statutory liens for current Taxes, assessments or other governmental charges not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles, provided that the aggregate amount being so contested does not exceed $500,000; (vi) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to the Sellers' obligations which are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings, provided that the aggregate amount of such liens does not exceed $500,000; (vii) zoning, entitlement, conservation restrictions and other land use and environmental regulations by governmental authorities, provided that the foregoing do not materially interfere with the present use of the Purchased Assets; and (viii) such other liens, imperfections in or failure of title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of the Purchased Assets and neither secure indebtedness, nor individually or in the aggregate have or would have a Material Adverse Effect or which will be discharged or released prior to or simultaneously with the Closing.

           (38) "Person" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an unincorporated organization or a governmental entity or any department or agency thereof.

           (39) "Purchased Assets" means the real and personal property, tangible or intangible, constituting or used principally for generation purposes at, or otherwise for the operation of, Bowline, including, but not limited to, the following assets:

           (a) the two 600 MW natural gas- or oil-fired steam electric generating units listed in Schedule 1.1(a)(39);

           (b) all of Sellers' right, title and interest in, to and under the Real Property (including all structures, buildings, facilities and other improvements thereon and all appurtenances thereto) as further described on Schedule 5.8;

           (c) all other machinery, equipment, furniture and other personal property owned by the Sellers located at Bowline on the Closing Date, including, without limitation, the items of personal property listed or referred to in Schedule 1.1(a)(39);

           (d) the underground portion of 345 kV transmission feeders that connect the electric generating units at Bowline to O&R's West Haverstraw 345 kV substation and approximately 7,400 feet of 16 inch gas main between Bowline and Garnerville, New York gas meter and regulator station subject to the terms of applicable easements which would not have a materially adverse effect thereon;

           (e)  the Garnerville, New York gas meter and regulator station;

           (f) all inventories of fuels, supplies, spare parts and materials located at Bowline on the Closing Date;

           (g) all contracts, agreements and personal property leases principally relating to Bowline, as further listed on Schedules 5.17(a), (b), and (c) and 7.10(a), respectively;

           (h) the Environmental Permits and Permits listed on Schedules 5.12(a)(ii) and 5.19(a), respectively;

           (i)  the Emission Allowances;

           (j) all books, operating records, reports, engineering or design plans, specifications, drawings, procedures, software or tools used to process and report environmental data, safety and maintenance manuals and similar items of the Sellers relating specifically to the aforementioned assets;

           (k) all of Sellers' right, title and interest in, to and under the Leases;

           (l) copies of all filings made with regulatory agencies, as updated, relating to O&R's Year 2000 programs as such filings apply to the Purchased Assets;

           (m) the existing cross-plant water outage credits points generated by Bowline under the Settlement Agreement or the Consent Order, if any exist on the Closing Date;

           (n) all unexpired, transferable warranties and guarantees from third parties with respect to any of the Purchased Assets, as of the Closing Date;

           (o) the Intellectual Property, if any, relating to the Purchased Assets (including Sellers' goodwill therein and the rights of Sellers in and to the name of Bowline) and all rights, privileges, claims, causes of action, indemnification rights and options pertaining solely to the Purchased Assets or the Assumed Liabilities, including, without limitation, those items listed on Schedule 1.1(a)(39)(o);

           (p)  the assets acquired by Sellers pursuant to Section 7.4; and

           (q)  $4.0 million in cash.

           (40) "Release" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

           (41) "Scheduled Capital Expenditures" means those capital expenditures listed on Schedule 1.1(a)(41).

           (42) "Scheduled Maintenance Expenditures" means those maintenance expenditures listed on Schedule 1.1(a)(42).

           (43) "SEC" means the Securities and Exchange Commission, or any successor thereto.

           (44) "Securities Act" means the Securities Act of 1933, as amended.

           (45) "Sellers Agreements" means those agreements listed on
 Schedule 5.17(a) and the Collective Bargaining Agreements.

           (46) "Separation Document" means the document, to be negotiated in good faith by the Buyer and O&R within three (3) months from the date of this Agreement, which will delineate the Purchased Assets from O&R's other assets, and which will be consistent with the separation document summary attached hereto as Exhibit C.

           (47) "Settlement Agreement" means that certain Settlement Agreement entered into on December 19, 1980, by the following entities to settle their disputes relating to the National Pollutant Discharge Elimination System permits issued to certain utilities in 1975: the Sellers; Central Hudson Gas & Electric Corporation; Niagara Mohawk Power Corporation; the Power Authority of the State of New York (currently the New York Power Authority); the New York State Department of Environmental Conservation; the Attorney General of the State of New York; the United States Environmental Protection Agency; Hudson River Fisherman's Association, Inc. (currently d/b/a the Hudson Riverkeeper Fund, Inc.); Scenic Hudson Preservation Conference (currently Scenic Hudson, Inc.); and the National Resources Defense Council, as amended.

           (48) "Subsidiary" when used in reference to any other person means any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such other person.

           (49) "Tax" means any tax, charge, fee, levy, penalty or other assessment imposed by any U.S. federal, state, local or foreign taxing authority, including, but not limited to, any income, gross receipts, license, stamp, occupation, environmental, excise, property, sales, transfer, payroll, unemployment, withholding, social security or any other tax of any kind whatsoever, including any interest, penalties or additions attributable thereto.

           (50) "Tax Return" means any return, report, information return, declaration, claim for refund or other document (including any schedule or other related or supporting information) supplied or required to be supplied to any authority with respect to Taxes and including any supplement or amendment thereof.

           (51) "Transition Agreement" means the Transition Power Sales Agreement between the Buyer, Southern Energy Lovett, L.L.C. and Southern Energy NY-Gen, L.L.C. and O&R, dated as of the date of this Agreement.

           (52) "WARN Act" means the Federal Worker Adjustment Retraining and Notification Act of 1988.

           (b) Each of the following terms has the meaning specified in the Section set forth opposite such term:

 Term                                                         Section
 ----                                                         -------

 Adjustment Statement                                         3.2
 Assumed Liabilities                                          2.3
 Benefit Plans                                                5.14
 Buyer                                                        Preamble
 Buyer Indemnitee                                             9.1
 Buyer Required Regulatory Approvals                          6.3
 Buyer's Easements                                            4.3
 CEI                                                          11.6
 Closing                                                      4.1
 Closing Date                                                 4.1
 Collective Bargaining Agreements                             7.10
 Con Edison                                                   Preamble
 Condition Fulfillment Date                                   8.4
 Confidential Information                                     11.2
 Consent Order                                                7.12
 Defect of Title                                              7.13
 Deferred Closing Date                                        8.4
 Designated Representative                                    7.2
 Direct Claim                                                 9.2
 Disclosing Party                                             11.2
 DLJ                                                          7.7
 Environmental Insurance                                      7.18
 Environmental Permits                                        5.12
 ERISA Affiliate                                              2.4
 ERISA Affiliate Plans                                        2.4
 Estimated Purchase Price                                     4.2
 Excluded Assets                                              2.2
 Excluded Liabilities                                         2.4
 Final Order                                                  8.1
 Hourly Employees                                             7.10
 Indemnifiable Losses                                         9.1
 Indemnification Floor                                        9.1
 Indemnifying Party                                           9.1
 Indemnitee                                                   9.1
 Intended Use                                                 7.16
 Inventory Adjustment Amount                                  3.2
 ISO Approval                                                 8.4
 Leases                                                       5.9
 Leased Assets                                                7.4
 Management Employees                                         7.10
 Necessary Capital Expenditures                               7.1
 Necessary Maintenance Expenditures                           7.1
 O&R                                                          Preamble
 Participation Agreement                                      7.8
 Pension Benefit Plans                                        5.14
 Permits                                                      5.19
 Pollution Control Bond                                       2.4
 Pollution Control Facilities                                 7.8
 Property Interests                                           5.8
 Purchase Price                                               3.1
 Real Property                                                5.8
 Recipient                                                    11.2
 Seller                                                       Preamble
 Seller Indemnitee                                            9.1
 Sellers                                                      Preamble
 Sellers Balance Sheet                                        5.5
 Sellers Required Regulatory Approvals                        5.3
 Seller's Easements                                           4.4
 Termination Date                                             10.1
 Third Party Claim                                            9.2
 Title Commitment                                             7.13
 Title Company                                                7.13
 1986 Tax Act                                                 7.8



                                 ARTICLE II

                             SALE AND PURCHASE

           2.1. The Sale. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, the Sellers will sell, assign, convey, transfer and deliver to the Buyer, and the Buyer will purchase and acquire from the Sellers, free and clear of all Encumbrances (except for Permitted Encumbrances) all of the Sellers' right, title and interest in, to and under the real and personal property, tangible or intangible, owned by the Sellers and constituting the Purchased Assets.

           2.2. Excluded Assets. Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include the following (herein referred to as the "Excluded Assets"):

           (a) all cash, bank deposits, cash equivalents and accounts receivable (other than the cash specified in Section 1.1(a)(39)(q) of this Agreement);

           (b) the name "Orange and Rockland Utilities, Inc.", "Orange and Rockland", "O&R", "ORU" or any related or similar trade names, trademarks, service marks or logos;

           (c) the name "Con Ed", "Con Edison", "Consolidated Edison", "Consolidated Edison, Inc." "Consolidated Edison Company of New York, Inc.", "New York Edison," Brooklyn Edison," "States Island Edison," "Edison" or any related or similar names, trademarks, service marks or logos;

           (d) distribution, substation and communication facilities and related support equipment described in Schedule 2.2(d);

           (e) any refund, credit, penalty payment, adjustment or reconciliation (i) related to personal property or other Taxes (excluding Taxes relating to real property) paid prior to the Closing Date in respect of the Purchased Assets, whether such refund, adjustment or reconciliation is received as a payment or as a credit against future Taxes payable, or
 (ii) arising under any of the Sellers Agreements and relating to a period before the Closing Date;

           (f) except to the extent specifically required by law, all personnel records relating to any employees of the Sellers; and

           (g) the rights and assets to be described in the Separation Document as not part of the Purchased Assets.

           2.3. Assumed Liabilities. On the Closing Date, the Buyer shall deliver to the Sellers the Instrument of Assumption pursuant to which the Buyer shall assume and agree to discharge to the maximum extent permitted by law, all of the following liabilities and obligations of the Sellers which relate to the Purchased Assets, other than Excluded Liabilities, in accordance with the respective terms and subject to the respective conditions thereof:

           (a) all liabilities and obligations of the Sellers arising or accruing after the Closing Date under (i) the Sellers Agreements, the Environmental Permits, the Permits, real property leases, contracts and other agreements disclosed and assigned to the Buyer pursuant to this Agreement in accordance with the terms thereof, and (ii) the leases, contracts and other agreements entered into by the Sellers with respect to the Purchased Assets after the date hereof consistent with the terms of this Agreement; except in each case, to the extent such liabilities and obligations, but for a breach or default by either Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or any event which after the giving of notice would constitute a default by either Seller;

           (b) all liabilities and obligations associated with the Purchased Assets in respect of Taxes for which the Buyer is liable pursuant to Section 7.8;

           (c) any liabilities and obligations for which the Buyer has indemnified the Sellers pursuant to Section 9.1;

           (d) all liabilities to employees for which the Buyer is liable pursuant to Section 7.10, including the Collective Bargaining Agreements;

           (e) any liability, obligation or responsibility under or related to former, current or future Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (i) any violation or alleged violation of Environmental Law, prior to the Closing Date, with respect to the ownership or operation of the Purchased Assets;
 (ii) loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest after the Closing Date), caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to, discharged from, emitted from or migrating from the Purchased Assets prior to the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Assets; and (iii) the investigation and/or remediation (whether or not such investigation or remediation commenced before the Closing Date or commences after the Closing Date) of Hazardous Substances that are present or have been Released prior to the Closing Date at, on, in, under, adjacent to, discharged from, emitted from or migrating from the Purchased Assets, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Assets; provided, as to all of the above, that nothing set forth in this subsection 2.3(e) shall require the Buyer to assume any liabilities that are expressly excluded in Section 2.4;

           (f) any liability, obligation or responsibility under or related to former, current or future Environmental Laws or the common law, whether such liability or obligation or responsibility is known or unknown, contingent or accrued, arising as a result of or in connection with (i) any violation or alleged violation of Environmental Law, on or after the Closing Date, with respect to the ownership or operation of the Purchased Assets; (ii) compliance with applicable Environmental Laws on or after the Closing Date with respect to the ownership or operation of the Purchased Assets; (iii) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the presence or Release of Hazardous Substances at, on, in, under, adjacent to, discharged from, emitted from or migrating from the Purchased Assets on or after the Closing Date, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at or adjacent to the Purchased Assets; (iv) loss of life, injury to persons or property or damage to natural resources caused (or allegedly caused) by the off-site disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, of Hazardous Substances, on or after the Closing Date, in connection with the ownership or operation of the Purchased Assets; (v) the investigation and/or remediation of Hazardous Substances that are present or have been released on or after the Closing Date at, on, in, under, adjacent to, discharged from, emitted from or migrating from the Purchased Assets, including, but not limited to, Hazardous Substances contained in building materials at the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at or adjacent to the Purchased Assets; and (vi) the investigation and/or remediation of Hazardous Substances that are disposed, stored, transported, discharged, Released, recycled, or the arrangement of such activities, on or after the Closing Date, in connection with the ownership or operation of the Purchased Assets, at any off-site location; provided, that nothing set forth in this subsection shall require the Buyer to assume any liabilities that are expressly excluded in Section 2.4;

           (g) all liabilities and obligations of the Sellers with respect to the Purchased Assets under the agreements or consent orders set forth on
 Schedule 5.12(c);

           (h) all liabilities incurred by the Sellers with respect to maintenance and capital expenditures made with respect to the Purchased Assets by the Sellers which are requested by Buyer;

           (i) all liabilities or obligations relating to leases for the Purchased Assets; and

           (j) all other liabilities or obligations other than those liabilities and obligations noted in (a) through (i) above, exclusively relating to the Purchased Assets no matter when the events or occurrences giving rise to such liabilities or obligations took place, the value of which liabilities and obligations, together with the liabilities and obligations relating to the "Purchased Asset" and the "Purchased Assets" as defined in each of the Other Sales Agreements, in the aggregate, shall not exceed $3 million.

           All of the foregoing liabilities and obligations to be assumed by the Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the "Assumed Liabilities." It is understood and agreed that nothing in this Section 2.3 shall constitute a waiver or release of any claims arising out of the contractual relationships between the Sellers and the Buyer.

           2.4. Excluded Liabilities. The Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities (the "Excluded Liabilities"):

           (a) any liabilities or obligations of either Seller in respect of any Excluded Assets or other assets of the Sellers which are not Purchased Assets;

           (b) any liabilities or obligations with respect to Taxes attributable to the Purchased Assets for taxable periods ending on or before the Closing Date, except for Taxes for which the Buyer is liable pursuant to Section 7.8(a);

           (c) any liabilities, obligations, or responsibilities relating to the disposal, storage, transportation, discharge, Release, recycling, or the arrangement for such activities, of Hazardous Substances that were generated at the Purchased Assets, at any off-site location, where the disposal, storage, transportation, discharge, Release, recycling or the arrangement for such activities at said off-site location occurred prior to the Closing Date, provided that for purposes of this Section, "off-site location" does not include any location to which Hazardous Substances disposed of, discharged from, emitted from or Released at the Purchased Assets have migrated, including, but not limited to, surface waters that have received waste water discharges from the Purchased Assets;

           (d) any liabilities, obligations or responsibilities arising after the Closing Date relating to: (i) the transmission lines delineated in the Operating Easements or (ii) O&R's operations on, or usage of, the Operating Easements, including, without limitation, liabilities, obligations or responsibilities arising as a result of or in connection with (1) any violation or alleged violation of Environmental Law and (2) loss of life, injury to persons or property or damage to natural resources, except to the extent caused by the Buyer;

           (e) any liabilities, obligations or responsibilities arising prior to or after the Closing Date relating to the easements provided O&R under the Operating Easement, including, without limitation: (i) the transmission lines or other facilities of O&R delineated in the Operating Easements or (ii) O&R's ownership rights, operations on, or usage of, the Operating Easements, including, without limitation, liabilities, obligations or responsibilities arising as a result of or in connection with (1) any violation or alleged violation of Environmental Law or Release of Hazardous Substances and (2) loss of life, injury to persons or property or damage to natural resources, except in the case of (1) or (2) to the extent caused by the Buyer;

           (f) any liabilities or obligations required to be accrued by either Seller in accordance with generally accepted accounting principles and/or the FERC Uniform System of Accounts on or before the Closing Date with respect to liabilities related to the Purchased Assets, other than any liability assumed by Buyer under Section 2.3;

           (g) any liabilities or obligations with respect to liabilities relating to the Purchased Assets relating to any personal injury including bodily injury (including, but not limited to workers' compensation claims), discrimination, wrongful discharge, unfair labor practice or similar claim or cause of action with respect to any act or occurrence arising prior to or on the Closing Date, other than liabilities or obligations for injury to persons or loss of life assumed by the Buyer in Sections 2.3(e) and 2.3(f);

           (h) any fines or penalties imposed by a governmental agency or authority resulting from (A) an investigation or proceeding with respect to any act or occurrence arising prior to or on the Closing Date or (B) illegal acts, willful misconduct or gross negligence of either Seller prior to or on the Closing Date;

           (i) any payment obligations of either Seller for goods delivered or services rendered prior to the Closing;

           (j) any liabilities or obligations imposed upon, assumed or retained by O&R pursuant to the Continuing Site/Interconnection Agreement or any other Ancillary Agreement;

           (k) any liabilities, obligations or responsibilities relating to any deferred compensation, pension, profit-sharing and retirement plans, including multiemployer plans, and all welfare, severance, stock-based, bonus and other employee benefit or fringe benefit plans, programs and arrangements, whether written or oral, maintained or with respect to which contributions have been in the last five (5) years or are made by O&R and any trade or business (whether or not incorporated) which are or have ever been under common control, or which are or have ever been treated as a single employer, with O&R under Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate") or to which O&R and any ERISA Affiliate contributed thereunder (the "ERISA Affiliate Plans"), including any multiemployer plan, maintained by, contributed to, or obligated to contribute to, at any time, by O&R or any ERISA Affiliate; including, without limitation, any liability
 (A) to the Pension Benefit Guaranty Corporation under Title IV of ERISA;
 (B) with respect to non-compliance with the continuation requirements of COBRA; (C) with respect to any non-compliance with ERISA, the Code, or any other applicable laws; (D) with respect to any suit, proceeding or claim which is brought against either Seller, any ERISA Affiliate Plan, or any fiduciary or former fiduciary of any such ERISA Affiliate Plan; (E) relating to a multiemployer plan; or (F) for any claim or suit for benefits accrued under an ERISA Affiliate Plan prior to Closing;

           (l) any liabilities, obligations or responsibilities relating to the employment or termination of employment, by O&R of any individual (including, but not limited to, any employee of O&R) attributable to any actions or inactions by O&R prior to the Closing Date; and

           (m) any liabilities relating to the $55,000,000 New York State Energy Research and Development Authority Pollution Control Refunding Revenue Bonds (Orange and Rockland Utilities, Inc. Projects) 1994 Series A (the "Pollution Control Bond") and any agreements relating thereto.


                                ARTICLE III

                               PURCHASE PRICE

           3.1. Purchase Price. The purchase price for the Purchased Assets shall be an amount equal to the sum of (i) $199,850,000, (ii) the Estimated Inventory Adjustment Amount, (iii) the Inventory Adjustment Amount and (iv) any amounts paid by the Sellers to acquire title to Leased Assets pursuant to Section 7.4(a) ( the "Purchase Price").

           3.2. Purchase Price Adjustment. (a) Within sixty (60) days after the Closing, the Sellers shall prepare and deliver to the Buyer a statement (the "Adjustment Statement") which sets forth an amount equal to
 (A) the value as of the Closing Date, of all oil inventory and propane inventory to be used at or in connection with the Purchased Assets determined by using (i) the average price for residual 0.3% surplus high pour New York cargo spot index for No. 6 oil - New York Harbor published in Bloomberg Energy for the consecutive ten (10) days prior to the Closing Date, the Closing Date and the nine (9) consecutive days following the Closing Date, and (ii) the average price for propane published in the
 Journal of Commerce for Propane   Mt. Belvieu during such consecutive
 twenty (20) day period plus five cents ($0.05) per gallon minus (B) the Estimated Inventory Adjustment Amount (such difference is referred to as the "Inventory Adjustment Amount");

           The Adjustment Statement shall be prepared using the same generally accepted accounting principles, policies and methods as the Sellers have historically used in connection with the calculation of the items reflected on the Adjustment Statement. The Buyer and the Sellers agree to cooperate with the other in connection with the preparation of the Adjustment Statement and related information, and each shall provide to the other such books, records and information as may be reasonably requested from time to time.

           (b) The Buyer may dispute the Inventory Adjustment Amount; provided, however, that the Buyer shall notify the Sellers in writing of the disputed amount, and the basis of such dispute, within thirty (30) days of the Buyer's receipt of the Adjustment Statement. In the event of a dispute with respect to the Inventory Adjustment Amount, the Buyer and the Sellers shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the Buyer and the Sellers are unable to reach a resolution of such differences within thirty (30) days of receipt of the Buyer's written notice of dispute to the Sellers, the Buyer and the Sellers shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the parties, within thirty (30) days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Buyer and the Sellers so that the Buyer's share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm that is unsuccessfully disputed by the Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm.

           (c)  If the Inventory Adjustment Amount is positive, within ten
 (10) Business Days after the Buyer's receipt of the Adjustment Statement, the Buyer shall pay to the Sellers all undisputed portions of the Inventory Adjustment Amount. If the Inventory Adjustment Amount is negative, within ten (10) Business Days after the Buyer's receipt of the Adjustment Statement, the Sellers shall pay to the Buyer all undisputed portions of the Inventory Adjustment Amount. If there is a dispute with respect to any amount on the Adjustment Statement, within five (5) Business Days after the final determination of such disputed amounts on the Adjustment Statement, the Buyer shall pay the Sellers an amount equal to the disputed portion of the Inventory Adjustment Amount as finally determined to be payable with respect to the Adjustment Statement; provided, however, that if such amount shall be less than zero, the Sellers will pay to the Buyer the amount by which such amount is less than zero. All payments made pursuant to this
 Section 3.2(c) shall be paid together with interest thereon for the period commencing on the Closing Date through the date of payment, calculated at the prime rate of The Chase Manhattan Bank in effect on the Closing Date, in cash by federal or other wire transfer of immediately available funds. For any payments made by the Buyer to the Sellers pursuant to this section, the Sellers shall provide the necessary information to the Buyer so that the Buyer may allocate payments due to Sellers between O&R and Con Edison.

           3.3. Allocation of Purchase Price. The Buyer shall prepare an allocation of the Purchase Price consistent with Section 1060 of the Code and the Treasury Regulations thereunder within one hundred eighty (180) days of the date of this Agreement but in no event less than forty-five
 (45) days prior to the Closing and submit it to the Sellers. The Sellers may dispute the allocation of the Purchase Price; provided, however, that the Sellers shall notify the Buyer in writing of the disputed amount, and the basis of such dispute, and follow the procedures relating to a dispute described in Section 3.2(b) above. The Buyer and the Sellers each agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns and Income Tax Returns, in accordance with such agreed allocation. Each of the Buyer and the Sellers shall report the transactions contemplated by the Agreement for federal Income Tax and all other Tax purposes in a manner consistent with the allocation determined pursuant to this Section 3.3. The Buyer and the Sellers each agree to provide the other promptly with any other information required to complete Form 8594. Each of the Buyer and the Sellers shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

           3.4. Proration. (a) The Buyer and the Sellers agree that all of the items normally prorated, including those listed below, relating to the business and operation of the Purchased Assets will be prorated as of the Closing Date, with the Sellers liable to the extent such items relate to any time period through the Closing Date, and the Buyer liable to the extent such items relate to periods subsequent to the Closing Date:

                (i) personal property, real estate, occupancy and any other Taxes (excluding Income Taxes), assessments and other charges, if any, on or with respect to the ownership, use or business and operation of the Purchased Assets;

                (ii) rent, Taxes (excluding Income Taxes) and other items payable by or to the Sellers under any of the Sellers Agreements to be assigned to and assumed by the Buyer hereunder;

                (iii) any permit, license or registration fees with respect to any Environmental Permit or other Permit; and

                (iv) sewer rents and charges for water, telephone, electricity and other utilities.

           (b) In connection with such proration, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual amount of such Taxes or fees for the preceding year (or appropriate period) for which such actual Taxes or fees are available and such Taxes or fees shall be reprorated upon request of either the Sellers or the Buyer made within sixty (60) days of the date that the actual amounts become available. The Sellers and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.4.


                                 ARTICLE IV

                                THE CLOSING

           4.1. Time and Place of Closing. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 10:00 A.M. (local time) on April 30, 1999, or at such other place or later date and time as the parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "Closing Date."

           4.2. Payment of Purchase Price. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, the Buyer will pay or cause to be paid to the Sellers at the Closing an amount (the "Estimated Purchase Price") in United States dollars, equal to the sum of (i) $199,850,000, (ii) the Estimated Inventory Adjustment Amount for the Closing, and (iii) any amounts paid to acquire title to Leased Assets pursuant to Section 7.4(a) hereof, by wire transfer of immediately available funds or by such other means as are agreed to by the Sellers and the Buyer. The Sellers shall provide the necessary information to the Buyer so that the Buyer may allocate the Estimated Purchase Price between O&R and Con Edison.

           4.3. Deliveries by the Sellers. At the Closing, the Sellers will deliver the following to the Buyer:

           (a) The Bill of Sale, duly executed by the Sellers for the personal property included in the Purchased Assets;

           (b) The executed consents to transfer the Sellers Agreements, the Environmental Permits and the Permits, to the extent specifically required hereunder.

           (c) Each Ancillary Agreement, required to be delivered under this Agreement, duly executed by O&R or Con Edison;

           (d) The certificates and the opinions of counsel contemplated by Sections 8.2(c), (e), (f), (g) and (i);

           (e) One or more bargain and sale deeds of conveyance in statutory form, with covenant against grantor's acts, transferring Sellers' interest in the Property Interests to the Buyer, duly executed and acknowledged by O&R and in recordable form substantially in the form of Exhibit D hereto;

           (f) One or more easements to the extent necessary to evidence the right of Buyer to use the real property of O&R (the "Buyer's
 Easements") that comprise part of the Excluded Assets, duly executed and acknowledged by O&R and in recordable form, each substantially in the form of Exhibit E hereto;

           (g) The Assignment of Leases in the form attached hereto as Exhibit F assigning to Buyer all of the Sellers' right, title and interest as lessor (or lessee as the case may be) under the leases;

           (h) Copies of the resolutions adopted by the Board of Directors or Board of Trustees, and/or a committee of the Board of Directors or Board of Trustees to whom the Board has delegated its authority, of each of the Sellers, certified by the Secretary of each Seller, as having been duly and validly adopted and as being in full force and effect, authorizing the execution and delivery by each Seller of this Agreement, the Bill of Sale and other closing documents described in this Agreement to which such Seller is a party, and the performance by such Seller of its respective obligations hereunder and thereunder;

           (i) All such other instruments of assignment or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary to transfer to the Buyer the Purchased Assets in accordance with this Agreement and where necessary or desirable, in recordable form;

           (j) A certification of non-foreign status in a form which complies with Section 1445 of the Code and the regulations thereunder; provided, however, that if either Seller shall fail to deliver such certification, the Buyer shall withhold at the Closing and pay over to the appropriate taxing authority any amount equal to ten (10) percent of the portion to be allocated to such Seller of the total Amount Realized (as defined under Section 1445 of the Code);

           (k) Such other agreements, documents, instruments and writings as are required to be delivered by the Sellers at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith; and

           (1) $4.0 million by wire transfer of immediately available funds or by such other means as are agreed to by O&R and the Buyer.

           4.4. Deliveries by Buyer. At the Closing, the Buyer will deliver the following to the Sellers:

           (a) The Estimated Purchase Price by wire transfer of immediately available funds or by such other means as are agreed to by the Sellers and the Buyer;

           (b) Each Ancillary Agreement required to be delivered under this Agreement, duly executed by the Buyer;

           (c) The certificate and opinion of counsel contemplated by Sections 8.3(c) and (d);

           (d)  The Instrument of Assumption, duly executed by the Buyer;

           (e) All such other instruments of assumption as shall, in the reasonable opinion of the Sellers and their counsel, be necessary for the Buyer to assume the Assumed Liabilities in accordance with this Agreement;

           (f) One or more easements to the extent necessary for O&R to continue and maintain their transmission and distribution business, in favor of the O&R (the "Seller's Easements") with respect to Real Property conveyed to Buyer, duly executed and acknowledged by Buyer, each substantially in the form of Exhibit E hereto, and Buyer shall bear any transfer or similar tax incurred in connection herewith as set forth in
 Section 7.8;

           (g) Copies of the resolutions adopted by the Members or Managers, or similar governing body, of the Buyer, certified by the Member of the Buyer, as having been duly and validly adopted and as being in full force and effect, authorizing the execution and delivery by the Buyer of this Agreement and other closing documents described in this Agreement to which the Buyer is a party, and the performance by the Buyer of its respective obligations hereunder and thereunder; and

           (h) Such other agreements, documents, instruments and writings as are required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.


                                 ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF THE SELLERS

           Each of O&R and Con Edison represents on behalf of itself only, and not on behalf of the other Seller, and warrants on behalf of itself only, and not on behalf of the other Seller, to the Buyer as follows:

           5.1. Organization; Qualification. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted. Each Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each foreign jurisdiction in which it operates the Purchased Assets and such foreign jurisdiction requires it to be so qualified. Each Seller has heretofore delivered to the Buyer complete and correct copies of its Certificate of Incorporation and By-Laws as currently in effect.

           5.2. Authority Relative to this Agreement. Each Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors or Board of Trustees, or a committee of the Board of Directors or the Board of Trustees to whom the Board has designated its authority, of each Seller and no other corporate proceedings on the part of either Seller or its shareholders is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Seller, and assuming that this Agreement constitutes a valid and binding agreement of the Buyer, subject to the receipt of the Sellers Required Regulatory Approvals and the Buyer Required Regulatory Approvals, constitutes a valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

           5.3. Consents and Approvals; No Violation. (a) Except as set forth in Schedule 5.3(a), and other than obtaining the Sellers Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement by such Seller nor the performance by such Seller of its respective obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of such Seller, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (x) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect or would not prohibit or restrain the execution, delivery or performance of this Agreement or the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby in any material respect or (y) for those requirements which become applicable to such Seller as a result of the specific regulatory status of the Buyer (or any of its affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its affiliates) is or proposes to be engaged; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which such Seller, or any of its subsidiaries, is a party or by which such Seller, or any of its subsidiaries, or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not have a Material Adverse Effect; or (iv) violate any order, writ, injunction, judgment, law, decree, statute, rule or regulation applicable to such Seller, or any of its assets, which violation would, individually or in the aggregate, have a Material Adverse Effect.

           (b) Except as set forth in Schedule 5.3(b) and except for (i) any required approvals under the Federal Power Act, (ii) as may be required by applicable law (A) notice by the Sellers to, and an order by, the NYPSC approving the transactions contemplated by this Agreement or the Ancillary Agreements, (B) notice by O&R to, and an order by, the NJBPU approving the transactions contemplated by this Agreement or the Ancillary Agreements and
 (C) notice by O&R to, and an order by, the PAPUC approving the transactions contemplated by this Agreement or the Ancillary Agreements, (iii) the approval, if required, of the SEC pursuant to the Holding Company Act, and
 (iv) the filings by the Sellers and the Buyer required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Sellers Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by such Seller of the transactions contemplated hereby or by the Ancillary Agreements, other than such declarations, filings, registrations, notices, authorizations consents or approvals which, if not obtained or made, will not, in the aggregate, have a Material Adverse Effect and other than Permits and Environmental Permits.

           5.4. Reports. Since January 1, 1996, O&R and Con Edison, pursuant to the Securities Act, the Exchange Act, the applicable State public utility laws, the Federal Power Act and the Holding Company Act, has filed or caused to be filed with the SEC, the applicable state or local utility commissions or regulatory bodies, or the FERC, as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by them with respect to the business and operations of O&R and Con Edison as it relates to the Purchased Assets under each of the Securities Act, the Exchange Act, the applicable State public utility laws, the Federal Power Act and the Holding Company Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed.

           5.5. Financial Statements. The Sellers have previously furnished to the Buyer (i) audited statements of assets, liabilities and owners' interest of Bowline Point Tenants in Common relating to the Sellers' interest in Bowline as of December 31, 1997, and (ii) the related audited statements of operating expenses and changes in owners' interests relating to the Sellers' interest in Bowline for the fiscal year then ended, together with the respective reports thereon of Arthur Andersen LLP. The statements of assets, liabilities and owners' interest of Bowline Point Tenants in Common relating to the Sellers' interest in Bowline as of December 31, 1997 is referred to as the "Sellers Balance Sheet." Each of the balance sheets included in the financial statements referred to in this
 Section 5.5 (including the related notes thereto) presents fairly, in all material respects, the assets, liabilities, and owners' interests of Bowline Point Tenants in Common (Bowline Point Facility) as of December 31, 1997, and the operating expenses and changes in owners' interests for the year then ended, all in conformity with the General Agreement between O&R and Con Edison, dated October 10, 1969, as amended, and on the basis of accounting followed by the owners who are subject to regulation by the FERC and various state regulatory authorities with respect to their rates and accounting, except as otherwise noted therein.

           5.6. Undisclosed Liabilities. Except as set forth in Schedule 5.6, to the Sellers' knowledge, the Sellers have no liability or obligation relating to the business or operations of the Purchased Assets, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), of a nature required by generally accepted accounting principles to be reflected in a corporate balance sheet or disclosed in the notes thereto, which are not accrued or reserved against in the Sellers Balance Sheet or disclosed in the notes thereto in accordance with generally accepted accounting principles, except those which either were incurred in the ordinary course of business, after the date of the Sellers Balance Sheet, or those which in the aggregate are not material to the Purchased Assets.

           5.7.  Absence of Certain Changes.  Except (i) as set forth in
 Schedule 5.7, or in the reports, schedules, registration statements and definitive proxy statements filed by such Seller with the SEC and (ii) as otherwise contemplated by this Agreement, to the Sellers' knowledge, since the date of the Sellers Balance Sheet there has not been: (a) any Material Adverse Effect; (b) any damage, destruction or casualty loss, whether covered by insurance or not, which had a Material Adverse Effect; (c) any entry into any agreement, commitment or transaction (including, without limitation, any borrowing or capital financing) by either Seller, which is material to the business or operations of the Purchased Assets, except agreements, commitments or transactions in the ordinary course of business or as contemplated herein; or (d) any change by either Seller, with respect to the Purchased Assets, in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles.

           5.8. Title. Set forth in Schedule 5.8 is a true and complete list of all real property which is part of or material to the business or operations of the Purchased Assets (the "Real Property") and other real property interests which are a part of or material to the business or operations of the Purchased Assets (together with the Real Property, the "Property Interests"). One or both Sellers have leasehold or other contractual interests in all Purchased Assets identified in subsections
 (g), (k), (m), (n) and (p) of Section 1.1(a)(39) and, subject only to
 Permitted Encumbrances and the Leases:   (i) good and marketable record
 title to the Real Property and the Buyer's Easements and (ii) good and valid title to all Purchased Assets identified in subsections (a), (c),
 (d), (e), (f), (h), (i), (j), (l) and (o) of Section 1.1(a)(39).  At the
 Closing, O&R will have the cash available to pay the amount referred to in
 Section 1.1(a)(39)(q) of this Agreement.

           5.9. Leasehold Interests. Schedule 5.9(a) lists all Real Property leases or subleases (the "Leases") relating to the Purchased Assets under which either or both of the Sellers are a lessee, sublessee, lessor, or sublessor and which are to be assigned to, and assumed by, the Buyer on the Closing Date. Except as set forth in Schedule 5.9(b), the Leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults by the applicable Seller or Sellers thereunder; and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default thereunder. One or both Sellers have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leases under which either Seller is a lessee or sublessee for the full term of such Leases, which leasehold interests are unencumbered other than by Permitted Encumbrances, and Sellers have delivered to Buyer true and complete copies of all Leases.

           5.10. Improvements. Except as set forth in Schedule 5.10(a), O&R has not received, and to Con Edison's knowledge, Con Edison has not received, any notices from any governmental authority stating or alleging that any improvements with respect to the Purchased Assets have not been constructed in compliance with applicable law. Except as set for forth in
 Schedule 5.10(b), to the Sellers' knowledge, no notice has been received by either Seller from any governmental authority requiring or advising as to the need for any repair, alteration, restoration or improvement in connection with the Purchased Assets.

           5.11. Insurance. O&R represents and warrants that except as set forth in Schedule 5.11(a), all material policies of fire, liability, worker's compensation and other forms of insurance purchased or held by and insuring or related to the Purchased Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 5.11(b), neither Seller has been refused any insurance with respect to the Purchased Assets nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five (5) years nor have they received written notice from any insurer with respect to any Real Property or Lease of defects or inadequacies with respect thereto or the improvements located thereon that would materially adversely affect the insurability of same or cause the imposition of extraordinary premiums therefor.

           5.12.  Environmental Matters.  (a)  Except as disclosed in
 Schedule 5.12(a)(i), to the Sellers' knowledge, the Sellers hold, and are in compliance with, all permits, licenses, certificates and governmental authorizations ("Environmental Permits") required for either Seller to operate the Purchased Assets under applicable Environmental Laws, and the Sellers are otherwise in compliance with applicable Environmental Laws with respect to the Purchased Assets except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.
 Schedule 5.12(a) (ii) sets forth all Environmental Permits relating to the ownership or operation of the Purchased Assets.

           (b) Except as disclosed in Schedule 5.12(b), neither Seller has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar State law with respect to any on-site location related to the Purchased Assets, and no investigation and/or remediation is being conducted or is pending at the Purchased Assets (other than investigations or remediation conducted by or on behalf of Seller or Buyer in connection with this transaction), except for such liability under such laws or investigations or remediation as would not be reasonably likely to have a Material Adverse Effect.

           (c) With respect to the Purchased Assets, no action, claim, investigation or other proceeding relating to any Environmental Law is pending, or to Seller's knowledge, threatened, and neither Seller has entered into or agreed to any consent decree or order, and are not subject to any judgment, decree, or administrative or judicial order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law, except such consent decrees or orders, judgments, decrees or administrative or judicial orders, actions, claims, investigations or proceedings that (i) would not be reasonably likely to have a Material Adverse Effect, (ii) appear on
 Schedule 5.12(c), or (iii) relate to off-site disposal locations.

           (d) All written reports of audits and studies performed by or on behalf of either Seller, and in the possession of either Seller, which concern Releases of Hazardous Substances at, on, in, or under the Purchased Assets or compliance of Purchased Assets with Environmental Laws, conducted within the last two (2) years, are listed in Schedule 5.12(d) and have been provided to Buyer.

           (e) The representations and warranties made in this Section 5.12 are the Sellers' exclusive representations and warranties relating to environmental matters.

           5.13. Labor Matters. O&R represents and warrants that Schedule 7.10(a) lists, and O&R has previously delivered to the Buyer, true and correct copies of all labor union, Collective Bargaining Agreements and other labor agreements relating to the Purchased Assets to which O&R is a party or subject. Neither Con Edison nor any other party (except for the parties to the agreements listed in Schedule 7.10(a)) is a party to, or is subject to any labor union, collective bargaining agreement or other labor agreement which relates to the Purchased Assets. Con Ed has no employees employed at the Purchased Assets. With respect to the Purchased Assets, except to the extent set forth in Schedule 5.13 and except for such matters as will not have a Material Adverse Effect, to O&R's knowledge: (a) O&R is in compliance with all applicable laws respecting employment and employment practices, occupational health and safety, and wages and hours; (b) O&R has not received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board; (c) there is no labor strike, slowdown or stoppage actually pending or threatened against or affecting O&R; (d) O&R has not received notice that any representation petition respecting its employees has been filed with the National Labor Relations Board; (e) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending against O&R; and (f) O&R has not experienced any primary work stoppage since at least December 31, 1994.

           5.14. ERISA. (a) O&R represents and warrants that Schedule 5.14(a) lists all deferred compensation, pension, profit-sharing and retirement plans, including multiemployer plans, and all welfare, severance, stock-based, bonus and other employee benefit or fringe benefit plans, programs and arrangements, whether written or oral, maintained or with respect to which contributions have been in the last five (5) years or are made by O&R in respect of employees who are employed in connection with the Purchased Assets (such plans, programs and arrangements collectively, the "Benefit Plans"). To O&R's knowledge, each Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws. Accurate and complete copies of all such Benefit Plans and their summary descriptions, including multiemployer plans, have been made available to the Buyer.

           (b) Except as set forth in Schedule 5.14(b)(i), with respect to employees at the Purchased Assets, to O&R's knowledge, O&R and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding requirements of Section 302 of ERISA, and Section 412 of the Code, with respect to each Benefit Plan that is a pension benefit plan as defined in Section 3(2) of ERISA (each, a "Pension Benefit Plan"). To the O&R's knowledge, neither O&R nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation in connection with any Pension Benefit Plan which is subject to Title IV of ERISA, including any withdrawal liability, nor is there any reportable event (as defined in Section 4043 of ERISA), except as set forth in Schedule 5.14(b)(ii).
 Except as set forth in Schedule 5.14(b)(iii), the Internal Revenue Service has issued a letter for each Pension Benefit Plan which is intended to be qualified under Section 401(a) of the Code, determining that such plan is exempt from United States Federal Income Tax under Sections 401(a) and 501(a) of the Code, and to the O&R's knowledge, there has been no occurrence since the date of any such determination letter which has adversely affected such qualification, and no withdrawal liability has been incurred by or asserted and none is anticipated against O&R with respect to any Pension Benefit Plan which is a "multiemployer plan" (as defined in Section 3(37) of ERISA).

           (c) To the O&R's knowledge, neither O&R nor any ERISA Affiliate has engaged in any transaction within the meaning of Section 4069(b) or
 Section 4212(c) of ERISA. Except as set forth in Schedule 5.14(c), no Benefit Plan is a multi-employer plan.

           (d) To the extent O&R maintained or maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code, to the O&R's knowledge, O&R has materially complied with the notice and continuation requirements of Section 4980B of the Code, COBRA Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

           5.15. Real Property Encumbrances. Schedule 5.15 lists all real property encumbrances affecting the Real Property including matters contained in deeds, easements and options. O&R represents and warrants that true and correct copies of all current surveys, abstracts, title opinions and policies of title insurance currently in force with respect to such Real Property have been delivered by O&R to the Buyer. None of the Permitted Encumbrances materially adversely affect the existing use of the Real Property.

           5.16. Condemnation. Neither the whole nor any part of the Real Property or any other real property or rights leased, used or occupied by the Sellers in connection with the ownership or operation of the Purchased Assets is subject to any pending suit for condemnation or other taking by any public authority, and, to the knowledge of the Sellers, no such condemnation or other taking is threatened or contemplated.

           5.17.  Certain Contracts and Arrangements.

           (a) Except (i) as listed in Schedule 5.17(a), (ii) for contracts, agreements, personal property leases, commitments, understandings or instruments which will expire prior to the Closing Date,
 (iii) for agreements with suppliers entered into in the ordinary course of business (including contracts entered into in connection with the Scheduled Capital Expenditures and the Scheduled Maintenance Expenditures), and (iv) for contracts, agreements, personal property leases, commitments, understandings or instruments with a value less than $200,000 or with annual or aggregate payments less than $200,000, neither Seller is a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the business or operations of the Purchased Assets.

           (b) Except as disclosed in Schedule 5.17(b), each Sellers Agreement listed on Schedule 5.17(a) constitutes a valid and binding obligation of the parties thereto and is in full force and effect and may be transferred to the Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder.

           (c) Except as set forth in Schedule 5.17(c), there is not, under any of the Sellers Agreements listed on Schedule 5.17(a), any default or event which, with notice or lapse of time or both, would constitute a default on the part of any party thereto, except such events of default and other events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Material Adverse Effect.

           5.18.  Legal Proceedings, etc.  Except as set forth in Schedule
 5.18 or in any filing made by either Seller pursuant to the Securities Act or the Exchange Act, there are no claims, actions, or proceedings pending or investigation pending or, to the Sellers' knowledge, threatened against either Seller relating to the Purchased Assets before any court, arbitrator, governmental or regulatory authority or body acting in an adjudicative capacity, which, if adversely determined, would have a Material Adverse Effect or would prohibit or restrain the execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby in any material respect. Except as set forth in Schedule 5.18, the Sellers are not subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, governmental or regulatory authority relating to the Purchased Assets which would have a Material Adverse Effect.

           5.19. Permits. Sellers have all material permits, licenses, franchises and other governmental authorizations, consents and approvals, other than with respect to Environmental Laws (collectively, "Permits") as set forth in Schedule 5.19(a), necessary to own or operate the Purchased Assets as presently owned or operated, except where the failure to have such Permits would not have a Material Adverse Effect. Except as set forth in Schedule 5.19(b), with respect to the Purchased Assets, neither Seller has received any written notification that it is in violation of any of such Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to it, except for notifications of violations which would not, individually or in the aggregate, have a Material Adverse Effect. The Sellers are in compliance with all Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any governmental or regulatory body or authority applicable to Purchased Assets, except for violations which, in the aggregate, would not have a Material Adverse Effect.

           5.20. Regulation as a Utility. O&R and certain of its subsidiaries are regulated as public utilities in the States of New York, New Jersey and Pennsylvania as set forth on Schedule 5.20(a)(i), and in no other State. Con Edison is regulated as a public utility in the State of New York as set forth on Schedule 5.20(a)(ii), and in no other state. Except as set forth on Schedule 5.20(b), the Sellers are not subject to regulation as a public utility or public service company (or similar designation) by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

           5.21. Taxes. Except as set forth in Schedule 5.21: (a) no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of Sellers in respect of the Purchased Assets, which have not been fully paid or finally settled, and any such deficiency shown in Schedule 5.21 is being contested in good faith through appropriate proceedings; (b) there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Purchased Assets for any period;
 (c) there are no rulings or closing agreements executed with any taxing authority relating to the Purchased Assets that will be binding upon Buyer after the Closing; (d) none of the Purchased Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code or "tax-exempt use" property within the meaning of Section 168(h) of the Code; and (e) there are no powers of attorney in effect relating to Taxes relating to the Purchased Assets for any Post-Closing period.

           5.22. Intellectual Property. Sellers have all right, title and interest in or valid and binding rights under contract to use the Intellectual Property relating to the Purchased Assets. Sellers have not received notice that it is infringing any Intellectual Property of any other Person in connection with the operation or business of the Purchased Assets, no claim is pending or has been made to such effect that has not been resolved and neither Seller is infringing any Intellectual Property of any other Person the effect of which, individually or in the aggregate, would have a Material Adverse Effect.

           5.23. Year 2000 Readiness. O&R has have informed Buyer of its analysis of, the status of development of contingency plans for, and forecasted expenditures with respect to Year 2000 readiness of material computer software and computer firmware comprising the Purchased Assets, as such analysis, contingency plan development and forecast of expenditures exist on the date hereof.


                                 ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF BUYER

           The Buyer represents and warrants to the Sellers as follows:

           6.1. Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Buyer has heretofore delivered to the Sellers complete and correct copies of its Certificate of Formation and Limited Liability Company Agreement (or other similar governing documents), as currently in effect.

           6.2. Authority Relative to this Agreement. The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Managers or Members of the Buyer and the Board of Directors of both Southern Energy, Inc. and The Southern Company and no other company proceedings on the part of the Buyer or such Affiliates are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer, and assuming that this Agreement constitutes a valid and binding agreement of the Sellers, subject to the receipt of the Buyer Required Regulatory Approvals and the Sellers Required Regulatory Approvals, constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

           6.3. Consents and Approvals; No Violation. (a) Except as set forth in Schedule 6.3(a), and other than obtaining the Buyer Required Regulatory Approvals and the Sellers Required Regulatory Approvals, neither the execution and delivery of this Agreement by the Buyer nor the purchase by the Buyer of the Purchased Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Formation or Limited Liability Company Agreement (or other similar governing documents) of the Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.

           (b) Except as set forth in Schedule 6.3(a) and except for the filings by the Buyer and the Sellers required by the HSR Act (the filings and approvals referred to in Schedule 6.3(a) and with respect to the HSR Act are collectively referred to as the "Buyer Required Regulatory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Buyer of the transactions contemplated hereby.

           6.4. Operating Easements. Buyer shall grant Operating Easements to O&R as agreed to pursuant to the procedures set forth in the Continuing Site/Interconnection Agreement.

           6.5. Regulation as a Utility. On the Closing Date, the Buyer will be an exempt wholesale generator under the Holding Company Act, although it is a subsidiary of a registered public utility holding company under the Holding Company Act. On the Closing Date, the Buyer also will be a public utility under the Federal Power Act. Except as set forth in
 Schedule 6.5, the Buyer is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

           6.6. Availability of Funds. The Buyer has sufficient funds available to it or will receive binding written commitments from responsible financial institutions to provide sufficient funds on the Closing Date to pay the Purchase Price.


                                ARTICLE VII

                          COVENANTS OF THE PARTIES

           7.1. Conduct of Business Relating to the Purchased Assets. Except as described in Schedule 7.1, during the period from the date of this Agreement to the Closing Date, the Sellers will operate and maintain the Purchased Assets according to their ordinary and usual course of business consistent with Good Utility Practice. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as described in Schedule 7.1, prior to the Closing Date, without the prior written consent of the Buyer (unless such consent would be prohibited by law), the Sellers will not with respect to the Purchased Assets:

           (a) make any material change in the operations of the Purchased Assets (including, without limitation, the levels of fuel inventory and materials and supplies customarily maintained by the Sellers other than consistent with past practice);

           (b) except for the Scheduled Capital Expenditures, make any capital expenditures with respect to the Purchased Assets or enter into any contract or commitment therefor, except that (i) the Sellers shall make any capital expenditures requested by the Buyer, provided that the Buyer will reimburse Sellers for such capital expenditures at least five (5) Business Days prior to the date payment for such expenditure is due, and (ii) the Sellers shall make any capital expenditures deemed necessary by the Sellers in accordance with Good Utility Practices ("Necessary Capital Expenditures"), at Sellers' cost and expense, provided, however, that if the Buyer requests that the Sellers make enhancements/upgrades with a cost in excess of the cost of any Necessary Capital Expenditures, the Buyer shall reimburse the Sellers for the cost of such enhancements/upgrades to the extent the cost of such enhancement/upgrade exceeds the cost of the Necessary Capital Expenditure at the time such enhancement/upgrade is performed;

           (c) sell, lease (as lessor), transfer or otherwise dispose of, any of the Purchased Assets, other than assets used, consumed or replaced in the ordinary course of business consistent with Good Utility Practice and not mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets other than Permitted
 Encumbrances in the ordinary course of business;

           (d) except for the Scheduled Maintenance Expenditures, make any maintenance expenditures, except that (i) the Sellers shall make any maintenance expenditures requested by the Buyer provided that the Buyer will reimburse Sellers for such maintenance expenditures at least five (5) Business Days prior to the date payment for such expenditure is due, and
 (ii) the Sellers shall make any maintenance expenditures deemed necessary by the Sellers in accordance with Good Utility Practice ("Necessary Maintenance Expenditures") at Sellers' cost and expense, provided, however, that if the Buyer requests that the Sellers make enhancements / upgrades with a cost in excess of the cost of any Necessary Maintenance Expenditures, the Buyer shall reimburse the Sellers for the cost of such enhancements / upgrades to the extent the cost of such enhancement / upgrade exceeds the cost of the necessary maintenance expenditure at the time such enhancement/upgrade is performed;

           (e) amend or terminate prior to the expiration date, or waive any material term or give consent to any material request with respect to any of the Sellers Agreements, Permits or Environmental Permits, except to the extent that such amendment, termination, waiver or consent (i) will not have a material impact on operations of the Purchased Assets, including the cost of said operations or (ii) is required by Applicable Law, including Applicable Environmental Law;

           (f) enter into agreements for the purchase or sale of fuel (whether commodity or transportation):

                (i) that extend more than sixty (60) days beyond April 30, 1999 if, in the aggregate, such agreements have remaining payment obligations of more than $30 million after April 30, 1999; or

                (ii) that extend more than thirty (30) days beyond October 31, 1999 if, in the aggregate, such agreements have remaining payment obligations of more than $10 million after October 31, 1999; provided, however, that O&R shall consult with the Buyer regarding purchases or sales of fuel in excess of $15 million if such commitments to purchase or sell will extend beyond April 30, 1999. The parties further agree to adjust the dates in this
           Section 7.1(f) if the Closing is anticipated to occur after April 30, 1999. Such adjustment will reflect the amount of time beyond April 30, 1999 by which the Closing is expected to occur at the time such an agreement is entered;
           (g)  enter into any power sales commitments:

                (i) having a term greater than six (6) months and that extends beyond April 30, 1999 if the aggregate energy under such commitment and all other then outstanding commitments not previously consented to by the Buyer would in Sellers' judgment reasonably be expected to exceed 150,000 MW hours delivered after April 30, 1999; or

                (ii) having a term greater than six (6) months and that extends beyond October 31, 1999 if the aggregate energy under such commitment and all other then outstanding commitments not previously consented to by the Buyer would in Sellers' judgment reasonably be expected to exceed 75,000 MW hours delivered after October 31, 1999;

 provided, however, Sellers shall consult with the Buyer regarding entering into any power sales commitments in excess of $5 million if such commitments will extend beyond April 30, 1999. The parties further agree to adjust the dates in this Section 7.1(g) if the Closing is anticipated to occur after April 30, 1999. Such adjustment will reflect the amount of time beyond April 30, 1999 by which the Closing is expected to occur at the time such an agreement is entered;

           (h) sell, lease or otherwise dispose of Emission Allowances except to the extent necessary to operate the Purchased Assets in accordance with this Section 7.1;

           (i) enter into any contract, agreement, commitment or arrangement, whether written or oral, with respect to any of the transactions set forth in the foregoing paragraphs (a) through (h); or

           (j) make any new, or change any current, election with respect to Taxes affecting the Purchased Assets.

           7.2. Access to Information. (a) Between the date of this Agreement and the Closing Date, during ordinary business hours and upon reasonable notice (i) O&R will give the Buyer and the Buyer Representatives reasonable access to its managerial personnel who are employed in connection with the Purchased Assets and to all books, records, plants, offices and other facilities and properties constituting the Purchased Assets to which the Buyer is permitted access by law, (ii) Sellers shall permit the Buyer to make such reasonable inspections thereof as the Buyer may reasonably request, including conducting environmental sampling at, on and underneath the Purchased Assets and performing compliance audits at the Purchased Assets, if Buyer reasonably deems such sampling necessary after reviewing further information which becomes available after the date hereof, so long as Sellers provide their consent to such sampling, which consent shall not be unreasonably withheld, (iii) O&R will cause its officers, engineers, operations and maintenance personnel and advisors to furnish the Buyer with such financial and operating data, Tax Returns (other than Income Tax Returns) and other information with respect to the Purchased Assets as the Buyer may from time to time reasonably request and assist Buyer in such inspections; (iv) Sellers cause its officers and advisors to furnish the Buyer a copy of each report, schedule or other document filed or received by either Seller with or from the SEC, NYPSC, NJBPU, PAPUC, FERC, ISO or other governmental authority with respect to the Purchased Assets; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) neither Seller shall be required to take any action which would constitute a waiver of the attorney-client privilege and (C) neither Seller need supply the Buyer with any information which it is under a legal obligation not to supply; provided, however, that Sellers shall have used commercially reasonable efforts to have such obligations waived. Notwithstanding anything in this Section 7.2 to the contrary, (i) O&R will only furnish or provide such access to employee medical records only as is permitted by law, and (ii) O&R will furnish or provide such access to personnel records only to the extent that the employee to which the personnel record relates has given its consent to the Sellers.

           (b) All information furnished to or obtained by the Buyer and the Buyer Representatives pursuant to this Section 7.2 shall be subject to the provisions of Section 11.2 of this Agreement shall be treated as Confidential Information.

           (c) Commencing February 1, 1999, the Buyer shall have the right to physically locate one designated representative (the "Designated Representative") of the Buyer at an office or in workspace at O&R's corporate offices to observe the operations of Bowline, as well as the operations of the Lovett Generating Station, the hydroelectric generating stations and the gas turbine generating stations, pursuant to the Other Sales Agreements; provided, however, that the Buyer shall not unreasonably interfere with the Seller's use of the Purchased Assets. O&R shall coordinate site visits and provide the Designated Representative during such period prior to the Closing access to O&R's managerial personnel. The Designated Representative shall coordinate the Buyer's rights to access under Section 7.2(a) hereof during such period prior to the Closing.

           (d) For a period of seven (7) years after the Closing Date, Sellers and their representatives shall have reasonable access to (i) information on employees covered by the O&R Management Employee Transition Program and (ii) all of the books and records of the Purchased Assets, as the case may be, transferred to the Buyer hereunder to the extent that such access (A) may reasonably be required by the Sellers in connection with matters relating to or affected by the operation of the Purchased Assets prior to the Closing Date and (B) is not otherwise prohibited by law. Such access shall be afforded by the Buyer upon receipt of reasonable advance written notice and during normal business hours. The Sellers shall be responsible for any costs or expenses incurred by them pursuant to this
 Section 7.2(d). If the Buyer shall desire to dispose of any such books and records prior to the expiration of such seven (7) year period, the Buyer shall, prior to such disposition, give the Sellers a reasonable opportunity at the Sellers' expense, to segregate and remove such books and records as the Sellers may select. Any information provided by Buyer to Sellers pursuant to this Section 7.2(d) shall be deemed Confidential Information..

           7.3. Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

           7.4. Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement, including without limitation, the use of the Sellers' and the Buyer's commercially reasonable efforts to obtain all Permits and Environmental Permits necessary for the Buyer to operate the Purchased Assets. Neither of the Parties shall, without the prior written consent of the other Party, take or fail to take any action which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or the Ancillary Agreements. From time to time after the date hereof, without further consideration, the Sellers will, at their own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to vest in the Buyer good title to the Purchased Assets. From time to time after the date hereof, the Buyer will, at its own expense, execute and deliver such documents to the Sellers as the Sellers may reasonably request in order to more effectively consummate the sale of the Purchased Assets pursuant to this Agreement. To the extent that any personal property lease, relating to any assets ("Leased Assets") which are principally used by the Sellers for generation purposes at the Purchased Assets, cannot be assigned to the Buyer, the Sellers will use their commercially reasonable efforts to acquire title to such Leased Assets and to include them in the Purchased Assets before the Closing Date unless Buyer directs Sellers in writing not to acquire any such Leased Asset. The Sellers' documented and reasonable costs associated with acquiring title to such Leased Assets shall be paid by the Buyer as part of the Purchase Price. Schedule 7.4 lists all of the Leased Assets.

           (b) To the extent that any Sellers' rights under any guaranties, warranties and indemnification applicable to the Purchased Assets or the Assumed Liabilities are nontransferable or nonassignable, Sellers shall use its commercially reasonable efforts to provide to Buyer the benefits thereof in some other manner upon the request of Buyer.

           7.5. Public Statements. The parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law or stock exchange rules or regulations and except that the parties may make public announcements, statements or other disclosures with respect to this Agreement and the transactions contemplated hereby to the extent that such public announcements, statements or other disclosures do not violate
 Section 11.2 of this Agreement.

           7.6. Consents and Approvals. (a) The Sellers and the Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon time, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Buyer shall bear the cost of all filing fees under the HSR Act.

           (b) The Sellers and the Buyer shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all reasonable efforts to obtain the transfer or reissuance to the Buyer of all necessary Environmental Permits, Permits, consents, approvals and authorizations of all governmental bodies and (iv) use all reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Sellers Required Regulatory Approvals and the Buyer Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Sellers or the Buyer is a party or by which either of them is bound. The Sellers shall have the right to review and approve in advance all characterizations of the information relating to Purchased Assets; and each of the Sellers and the Buyer shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby. The parties hereto agree that they will consult with each other with respect to the transferring to the Buyer or the obtaining by the Buyer of all such necessary Environmental Permits, Permits, consents, approvals and authorizations of all third parties and governmental bodies. The Sellers and the Buyer shall designate separate counsel with respect to all applications, notices, petitions and filings (joint or otherwise) relating to this Agreement and the transactions contemplated hereby on behalf of the Sellers, on the one hand and the Buyer on the other hand, with all governmental bodies. To the extent that a consent to an assignment of any material Sellers Agreement cannot be obtained before the Closing Date, the Sellers will enter into all such agreements with the Buyer as are necessary to give the Buyer the rights, obligations and burdens of such Sellers Agreements.

           (c) The parties hereto shall consult with each other prior to proposing or entering into any stipulation or agreement with any Federal, State or local governmental authority or agency or any third party in connection with any Federal, State or local governmental consents and approvals legally required for the consummation of the transactions contemplated hereby and shall not propose or enter into any such stipulation or agreement without the other party's prior written consent, which consent shall not be unreasonably withheld.

           (d) Buyer shall assume primary responsibility for securing the transfer or reissuance of the Permits effective as of the Closing Date. Sellers shall cooperate with Buyer's efforts in this regard and shall use their best efforts to assist in the transfer or reissuance when so requested by Buyer. In the event that Buyer is unable, despite commercially reasonable efforts, to obtain a transfer or reissuance of one or more Permits as of the Closing Date, Buyer may use the Permits issued to Sellers to the extent permissible under applicable laws and regulations provided (i) Buyer notified Sellers prior to Closing, (ii) Buyer continues to make commercially reasonable efforts to obtain a transfer or reissuance of such Permits after the Closing, and (iii) Buyer indemnifies Sellers for any losses, claims or penalties suffered by Sellers in connection with the Permit that is not transferred or reissued as of the Closing Date resulting from Buyer's operation of the Purchased Assets following the Closing Date. In no event shall Buyer use or otherwise rely on a Permit issued to Sellers beyond one year after Closing unless Buyer has, after exercising its commercially reasonable efforts, been unable to obtain same and such reliance is not prohibited by law.

           7.7. Fees and Commissions. The Sellers and the Buyer each represent and warrant to the other that, except for Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), which is acting for and at the expense of the Sellers, and Credit Suisse First Boston Corporation, which is acting for and at the expense of the Buyer, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the party making such representation. The Sellers and the Buyer will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than as described above) incurred by reason of any action taken by such party.

           7.8. Tax Matters. (a) Notwithstanding any other provision of this Agreement, all transfer, sales and similar Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Buyer, and the Buyer will, at its own expense, file, to the extent required by law, all necessary Tax Returns with respect to all such Taxes, and, if required by applicable law, the Sellers will join in the execution of any such Tax Returns.

           (b)  With respect to Taxes to be prorated in accordance with
 Section 3.4 of this Agreement only, the Buyer shall prepare and timely file all Tax Returns required to be filed with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. The Buyer's preparation of any such Tax Returns shall be subject to the Sellers' approval, which approval shall not be unreasonably withheld. The Buyer shall make such Tax Returns available for the Sellers' review and approval no later than twenty (20) days prior to the due date for filing such Tax Return. Within ten (10) days after receipt of such Tax Return, the Sellers shall pay to the Buyer its proportionate share of the amount shown as due on such Tax Return determined in accordance with the
 Section 3.4 of this Agreement.

           (c) On and after the Closing Date until the maturity or redemption date of the Pollution Control Bonds which were issued to finance or refinance all or a portion of the cost of the Pollution Control Facilities (as defined hereinafter):

                (i) Except as otherwise permitted in clause (ii) below, Buyer will not change or permit to be changed the character or nature of the use of those facilities listed in Schedule 7.8(c) hereto (the "Pollution Control Facilities") from the manner Seller has used said facilities prior to the sale of the Purchased Assets, unless such changed use would constitute a use or purpose of the Pollution Control Facilities for which tax-exempt bonds could be issued pursuant to section 1313 of the Tax Reform Act of 1986, P.L. 99-514 (the "1986 Tax Act"), to refund bonds described in section 1312(a) of the 1986 Tax Act which, for purposes hereof, are assumed to have been issued to finance facilities of the same character and use or purpose as the Pollution Control Facilities;

                (ii) Buyer and any transferee which becomes subject to the provisions of the foregoing clause (i) by reason of this clause (ii) will not sell or otherwise transfer any portion of the Pollution Control Facilities unless (A) the transferee covenants to satisfy the conditions of the foregoing clause (i) with respect to its ownership and use of the Pollution Control Facilities or (B) the transfer relates to personal property and is exclusively for cash the proceeds of which will be expended within six (6) months of the date of receipt on facilities for which tax-exempt bonds could be issued pursuant to section 1313 of the 1986 Tax Act, to refund bonds described in section 1312(a) of said act which, for purposes hereof, are assumed to have been issued to finance facilities of the same character and use or purpose as said facilities;

                (iii) Buyer will cooperate with O&R and use commercially reasonable efforts to permit O&R to have access to the Pollution Control Facilities at reasonable times to examine them; and

                (iv) The foregoing clause (i) shall not be construed to prevent Buyer (or any transferee) from ceasing to operate, maintain or repair any element or item of the Pollution Control Facilities, the operation, maintenance or repair of which becomes uneconomic to Buyer because of damage or destruction or obsolescence (including physical, functional or economic obsolescence), or because of any change in government standards and regulations or the termination of the operation of the Purchased Assets to which the element or item is an adjunct. O&R shall notify Buyer when the Pollution Control Bonds have matured or been redeemed.

           (d) Each of the Buyer and the Sellers shall provide the other with such assistance (including access to the Purchased Assets) as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 7.8 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

           (e) O&R will consult with and allow Buyer to participate in all outstanding real property tax disputes concerning the Purchased Assets and shall take such positions as Buyer may request consistent with the positions previously communicated to Sellers by Buyer with respect to such tax disputes, to assist Buyer in obtaining a tax agreement with respect to such tax disputes for periods subsequent to the Closing Date. O&R will use its commercially reasonable efforts to assist Buyer in obtaining an agreement with the taxing authorities pursuant to which the assessed value for real estate tax purposes of the Purchased Assets will be the lowest value achievable. O&R shall not enter into any agreement with the taxing authorities with respect to such real property tax disputes relating to periods prior to the Closing Date without the written consent of Buyer which Buyer shall not unreasonably withhold as long as O&R has complied with this Section 7.8(e).

           7.9. Supplements to Schedules. Prior to the Closing Date, the parties shall supplement or amend the Schedules required by Articles V and VI with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of any Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the parties agree thereto in writing.

           7.10. Employees. (a) Schedule 7.10(a) sets forth all collective bargaining agreements to which O&R is a party in connection with the Purchased Assets and all other labor agreements and amendments thereto, that are or may be associated with the Purchased Assets (the "Collective Bargaining Agreements"). Buyer shall offer employment to begin as of the Closing Date to the O&R's employees who work in connection with the Purchased Assets and who are included in the bargaining units covered by the Collective Bargaining Agreements ("Hourly Employees"), and the Buyer will assume the Collective Bargaining Agreements and all of O&R's obligations thereunder, including, without limitation, the terms and conditions of the employee benefit plans covering such hourly employees.

           (b) Continued Employment; Service Credit. The Buyer shall, as of the Closing Date, offer employment to the employees of O&R (who will be listed on Schedule 7.10(b) by the Buyer), who worked at or directly serviced the Purchased Assets, who were employees immediately prior to the Closing Date, who were not Hourly Employees and who are approved by Buyer (the "Management Employees"). The Buyer shall provide Schedule 7.10(b) to O&R at least ninety (90) days prior to the date which the Closing is anticipated to occur (but in no event later than February 1, 1999, or such other date to which the Buyer and O&R mutually agree). The Management Employees hired by the Buyer shall be given credit for all service with O&R or its subsidiaries (and service credited by O&R or such subsidiary), to the same extent as such service was credited for such purpose by O&R or such subsidiary, under all employee benefit plans, programs and policies, and fringe benefits of the Buyer in which they become participants for purposes of eligibility, vesting and determination of level of benefits (but not for purposes of benefit accrual). To the extent permissible under the terms thereof and required by applicable law, the Buyer shall (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Management Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare benefit plan maintained for the Management Employees immediately prior to the Closing Date, and (ii) provide each Management Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date.

           (c) Subject to applicable law, the Buyer shall maintain for a period of at least one year after the Closing Date, without interruption, such employee compensation, welfare and benefit plans, programs, policies and fringe benefits as will, in the aggregate, provide benefits to the Management Employees that are no less favorable than those provided pursuant to such employee compensation, welfare and benefit plans, programs, policies and fringe benefits of the Sellers and their subsidiaries, as in effect on the Closing Date. During the period between the date hereof and the Closing Date, O&R shall use its best efforts to keep available all current Management Employees for employment by the Buyer (except those employees which the Buyer identifies in writing as Management Employees which the Buyer does not intend to employ).

           (d) Notwithstanding the Buyer's assumption of the Collective Bargaining Agreement, the Buyer shall not assume sponsorship or any other obligation under any Benefit Plan of O&R or any ERISA Affiliate of the Sellers in connection with the assumption of such agreements or in connection with hiring any of the Hourly Employees. All benefits accrued under such Benefits Plans and all benefits currently payable as of the Closing Date shall be and shall remain the obligation of O&R and any individual covered under any such Benefit Plan that is a Group Health Plan (as defined in Section 4980B(g)(2) of the Code and Section 607(l) of ERISA) and who is eligible for continued coverage under such Group Health Plan as of the Closing Date, shall continue to be covered under such Group Health Plan after Closing pursuant to the provisions of COBRA.

           (e) O&R agrees to perform timely and discharge all requirements, if any, under the WARN Act and under applicable state and local laws and regulations for the notification of their employees arising from the sale of the Purchased Assets to the Buyer up to and including the Closing Date. The Buyer will cooperate with O&R to provide O&R with such information as may be needed from the Buyer for inclusion in such notices, including providing O&R at least ninety (90) days prior to the date on which the Closing is anticipated to occur (but in no event, later than February 1, 1999 or such other date to which the Buyer and O&R mutually agree) with a list of all of O&R's employees to whom the Buyer will make offers of employment. After the Closing Date, the Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees with respect to the Purchased Assets.

           (f) O&R shall be responsible for any payments required under its severance plan, including severance payment and other benefit enhancements, offered in connection with the transfer of the Purchased Assets. Within thirty (30) days following the last day that any employee may elect to participate in such plan, O&R shall provide Buyer with a list of all electing employees. In any event, Buyer is not required to establish this or any other severance or benefit plan.

           (g) O&R shall comply with all of the requirements of COBRA arising from this Agreement with respect to all employees of O&R employed at the Purchased Assets who are not employed by Buyer.

           (h) O&R shall pay, when due, to all Hourly Employees and Management Employees hired by the Buyer pursuant to Section 7.10 hereof, all compensation, bonus, severance, vacation and holiday compensation, workers' compensation or other employment benefits which have accrued to such Hourly Employees and Management Employees through and including the Closing Date.

           (i) Following the execution of this Agreement, O&R will use its commercially reasonable best efforts to arrange meetings and interviews with such employees of O&R as Buyer shall reasonably request.

           (j) O&R shall not, prior to the Closing Date, with respect to the Purchased Assets, (i) hire new employees or transfer current employees prior to the Closing to work at the Purchased Assets, other than to fill vacancies in existing positions in the reasonable discretion of Sellers,
 (ii) take any action prior to the Closing to affect a material change in the Collective Bargaining Agreement, or (iii) take any action prior to the Closing to increase the aggregate benefits payable to the employees employed in connection with the Purchased Assets, except (A) as otherwise required by the terms of the Collective Bargaining Agreement obligations to effects bargain, (B) as O&R shall reasonably deem appropriate in order to comply with its obligations under the second sentence of Section 7.10(c) above, (C) for retention bonuses payable to Management Employees on or before the Closing Date and (D) increases in salary and benefits in the ordinary course of business, consistent with past practice.

           7.11. Risk of Loss. (a) From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Purchased Assets shall be borne by the Sellers.

           (b) If, before the Closing Date all or any portion of the Purchased Assets are taken by eminent domain, or is the subject of a pending or (to the knowledge of the Sellers after reasonable inquiry and investigation) contemplated taking which has not been consummated, the Sellers shall notify the Buyer promptly in writing of such fact. If such taking would have a Material Adverse Effect, the Buyer and the Sellers shall negotiate in good faith to settle the loss resulting from such taking (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transaction contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Sellers has notified the Buyer of such taking, then the Buyer or the Sellers may, if such taking relates to the Purchased Assets, terminate this Agreement pursuant to Section 10.1(f).

           (c) If, before the Closing Date all or any material portion of the Purchased Assets are damaged or destroyed by fire or other casualty, the Sellers shall notify the Buyer promptly in writing of such fact. If such damage or destruction would have a Material Adverse Effect and the Sellers have not notified the Buyer of its intention to cure such damage or destruction within fifteen (15) days after its occurrence, the Buyer and the Sellers shall negotiate in good faith to settle the loss resulting from such casualty (including, without limitation, by making a fair and equitable adjustment to the Purchase Price and assigning any insurance proceeds to Buyer at the Closing) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Sellers have notified the Buyer of such casualty, then the Buyer may terminate this Agreement pursuant to Section 10.1(f).

           7.12.  Compliance with Cooling Water Usage Obligations.   (a)
 The Buyer shall assume and agree to perform any environmental cooling water usage obligations that are imposed on Bowline under the Fourth Amended Stipulation of Settlement and Judicial Consent Order in NRDC v. NYSDEC among the New York State Department of Environmental Conservation, O&R, Con Edison, Central Hudson Gas and Electric Corporation, New York Power Authority, Natural Resources Defense Council, Scenic Hudson, Inc., and the Hudson Riverkeeper Fund, Inc., executed by the Honorable Justice Joseph C. Teresi on October 23, 1997 (the "Consent Order") in a manner consistent with the cross-plant outage credit chart set forth in Attachment E to the Consent Order.

           (b) Notwithstanding the expiration of the Consent Order, for so long as the July outage requirement at Bowline, as specified in paragraph 3 of the Consent Order, may be met by drawing 2.8 unit-days of outage from Indian Point Unit No. 2's existing balance of unit-days of outage that were accrued in excess of those required under the Settlement Agreement, as provided for under paragraph 3 of the Consent Order, Con Edison shall provide Buyer with such 2.8 unit-days of outage for use at Bowline at no additional cost to either party.

           (c) In subsequent permits, permit applications, and regulatory and judicial proceedings pertaining to cooling water usage obligations at Bowline which mandate outages at Bowline, including without limitation obligations imposed pursuant to the Clean Water Act section402, New York State Environmental Conservation Law Title 8, the Consent Order, or any successor order or permits, the parties shall take all commercially reasonable efforts to support, effect and implement arrangements for allocating cross-plant outage credits among the facilities subject to the Consent Order. Neither party shall be required to pay the other party for such credits (or comparable rights) other than the actual incremental costs, if any, incurred by one party to create and transfer such credits (or comparable rights) to the other party.

           (d)  The parties shall take such actions as may be necessary to
 (i) include Buyer in the working group composed of the electric generation companies who are parties to the Consent Order, and (ii) impose the conditions and provisions of this Section 7.12 upon all of its successors and assigns.

           7.13. Real Estate Matters. (a) Buyer shall obtain an American Land Title Association ("ALTA") or New York Board of Title Underwriters ("NYBTU") owners standard form title policy commitment with respect to the Real Property (the "Title Commitment") from a title company of Buyer's choice (the "Title Company") covering title to the Real Property, together with an ALTA 3.1 zoning endorsement, if available, including parking and access, and such other endorsements as Buyer may reasonably request. Sellers shall provide the Title Company and Buyer such information as the Title Company or Buyer may reasonably request to assist the Title Company in connection with the Title Commitment. Without limiting the foregoing, Sellers shall provide the Title Company and Buyer a copy of the most recent surveys in their possession regarding the Real Property. Promptly after receiving the Title Commitment, Buyer shall notify Sellers in writing of any defects in title which are not Permitted Encumbrances and would cause title to the Real Property to be uninsurable (any of which is called herein a "Defect of Title"). Buyer shall be deemed to have waived any objection to any Defect of Title that was disclosed by the Title Commitment if Buyer fails to notify Sellers of such Defect of Title within thirty (30) days after receipt of such Title Commitment. With respect to the existence of any Defect of Title that is not disclosed by the Title Commitment, but which arises prior to Closing, Buyer shall immediately notify the Sellers in writing of any such Defect of Title.

           (b) O&R agrees that upon the written request of Buyer it will consent and cause its affiliates to consent to the relocation of the Operating Easements and Seller's Easements so long as (i) Buyer pays the cost of such relocation, (ii) such relocation will be to space within Buyer's ownership and will not materially adversely affect the operation of O&R's or its respective affiliates' transmission and distribution business except for the minimum downtime associated with the cut over for such relocation process in accordance with Good Utility Practice, and (iii) the Buyer's requested relocation is consistent with Good Utility Practices.
 O&R further agrees to condition any grant or assignment by O&R of the Operating Easements or Seller's Easements on the express agreement of its transferee to be bound by the terms and conditions of this Section 7.13(b).

           (c) As to any Operating Easement or Sellers' Easement not currently of record or reserved or granted back to O&R at Closing, all of which are to be granted by Buyer at Closing concurrently with the transfer of title to Buyer and prior to any mortgage or other encumbrance, such Operating Easements and Seller's Easements shall include standard cross-indemnity provisions relating to personal injury, death or property damage occurring as a result of gross negligence or willful misconduct in the use of such Easements, whereby each party agrees to indemnify the other for the consequences of the gross negligence or willful misconduct of those for whom the indemnifying party is legally responsible.

           7.14. Year 2000. O&R shall (a) use its best efforts to cooperate with Buyer in formulating a plan to prepare the Purchased Assets to be ready for Year 2000 computer-related issues with a target completion date of October 1, 1999 and (b) perform until the Closing Date (or later, at O&R's election, pursuant to the second sentence of Section 7.15 of this Agreement) the tasks identified in such plan, consistent with Good Utility Practices and the expenditures contemplated in O&R's Year 2000 plans referred to in Section 5.23 hereof.

           7.15. Scheduled Capital Expenditures and Scheduled Maintenance Expenditures. The Sellers shall perform, or caused to be performed, the Scheduled Capital Expenditures and the Scheduled Maintenance Expenditures, at Sellers' cost, prior to the Closing Date. To the extent that Scheduled Capital Expenditures and Scheduled Maintenance Expenditures are not completed by the Closing Date, the Sellers either (i) shall cause the Scheduled Capital Expenditures or Scheduled Maintenance Expenditures to be completed within a reasonable period of time following the Closing Date or
 (ii) shall pay Buyer its reasonable costs to complete such unfinished Scheduled Capital Expenditures or Scheduled Maintenance Expenditures within thirty (30) days of Sellers' receipt from Buyer of a reasonably detailed invoice for such cost.

           7.16. Expansion. The parties recognize that the Buyer may wish to add additional generating capacity at Bowline site ("Intended Use") and the value to Buyer for such Intended Use is included in the Purchase Price. Accordingly, to the extent such action or inaction does not interfere with or adversely affect O&R transmission and distribution business, O&R's agrees that, at Buyer's cost, it: (a) will use commercially reasonable efforts to cooperate with Buyer's reasonable request to remove or modify any (i) Permitted Encumbrances which materially adversely affect Buyer's Intended Use, or (ii) conditions (either physical or otherwise) which exist at Bowline or at any of the Purchased Assets which would prevent, hinder, or otherwise interfere with the Buyer's Intended Use, and (b) shall not, and shall ensure that their respective affiliates shall not, oppose, hinder, or interfere with Buyer's efforts to add such additional capacity and shall cooperate with Buyer's other reasonable requests with respect thereto.

           7.17. Fuel Contract Renegotiation. At Buyers' request, O&R shall exercise commercially reasonable efforts to cooperate with Buyer in Buyer's efforts to renegotiate the Service Agreement for Service under OPT Rate schedule, between Columbia Gas Contract Transmission Corp. and O&R, dated July 1, 1991.

           7.18. Environmental Insurance. If Buyer elects to purchase insurance coverage to cover liabilities arising from Hazardous Substances present or Released at, on, in or under the (i) Purchased Assets and (ii) the "Purchased Asset" or "Purchased Assets," as defined in each of the Other Sales Agreements, on or prior to the Closing Date ("Environmental Insurance"), Sellers shall share equally with Buyer the cost of premiums for such Environmental Insurance, up to a maximum payment by Sellers of $200,000 in the aggregate for such insurance relating to (A) the Purchased Assets and (B) the "Purchased Asset" and "Purchased Assets" as defined in each of the Other Sales Agreements. If Buyer purchases such Environmental Insurance, Buyer shall add each Seller as an additional insured.


                                ARTICLE VIII

                             CLOSING CONDITIONS

           8.1. Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

           (a) The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated with no order, decree, judgment or injunction enjoining or prohibiting the consummation of the transactions contemplated hereby having been issued;

           (b) No preliminary or permanent injunction or other order or decree by any federal or state court or governmental authority which prevents or is reasonably likely to prevent the consummation of the transactions contemplated hereby or by the Ancillary Agreements shall be pending or shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted or interpreted by any State or Federal government or governmental authority in the United States which prohibits the consummation of the transactions contemplated hereby;

           (c) All Federal, State and local government orders, consents and approvals required for the consummation of the transactions contemplated hereby or by the Ancillary Agreements, including, without limitation, the Sellers Required Regulatory Approvals and the Buyer Required Regulatory Approvals, shall have become Final Orders (a "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transaction prescribed by law, regulation or order have been satisfied), and such Final Order is in form and substance reasonably acceptable to the party that sought the consent or approval granted by such Final Order (for purposes of this clause (i), a Final Order shall be deemed to be reasonably acceptable to such party if it complies in all material respects with the terms and conditions of such party's application therefor and contains no additional terms or conditions which would have a Material Adverse Effect on such party or the operation of the Purchased Assets); provided, however, that if at the time such order, consent, or approval would otherwise be deemed to be a Final Order, there shall be pending or threatened any appeal or challenge thereto, which, if adversely determined, would cause such order, consent or approval to not be reasonably acceptable to the party that sought such order, consent or approval, then if such party who would be adversely affected notifies the other parties that such a pending or threatened appeal or challenge exists (such notification to be made as soon as reasonably practicable following knowledge of such pending or threatened appeal or challenge, but in no event later than fifteen (15) days from date on which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired and all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied), then such order, consent or approval shall be deemed to be a Final Order only after all opportunities for rehearing or judicial review are exhausted and provided, further, that if the designation of an order, consent or approval as a Final Order shall be deferred pursuant to the foregoing provision, the Termination Date shall be automatically extended for a period of time equal to the period of time for which the designation as a Final Order has been deferred; and

           (d) All consents and approvals required under the terms of any note, bond, mortgage, indenture, contract or other agreement to which the Sellers or the Buyer, or any of their subsidiaries, is a party for the consummation of the transactions contemplated hereby shall have been obtained, other than those (i) which if not obtained, would not, in the aggregate, have a Material Adverse Effect, or (ii) for which an agreement which is described in the last sentence of Section 7.6(b) has been entered into.

           8.2. Conditions to Obligations of Buyer. The obligation of the Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

           (a) There shall not have occurred and be continuing, a Material Adverse Effect, including, without limitation, any Material Adverse Effect regarding water usage at Bowline;

           (b) The Sellers shall have performed and complied with the covenants and agreements contained in this Agreement required to be performed and complied with by it on or prior to the Closing Date, and the representations and warranties of the Sellers set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date, and the Buyer shall have received a certificate to that effect signed by an authorized officer of each Seller;

           (c) The Buyer shall have received a certificate from an authorized officer of each Seller, dated the Closing Date, to the effect that to the best of such officers' knowledge, after reasonable inquiry and investigation, the conditions relating to such Seller and set forth in Sections 8.2(a) and (b) have been satisfied;

           (d) The "Closing" as defined in the Lovett Generating Station Sales Agreement between O&R and Southern Energy Lovett, L.L.C., dated as of the date hereof, shall have occurred or shall occur concurrently with the Closing hereunder;

           (e) The Buyer shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date and satisfactory in form and substance to the Buyer and its counsel, substantially to the effect that:

                (1) O&R is a corporation organized, existing and in good standing under the laws of the State of New York and has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action taken on the part of O&R.

                (2) this Agreement and the Ancillary Agreements have been executed and delivered by O&R and (assuming that the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of O&R, enforceable against O&R in accordance with their terms, except that such enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity);

                (3) the execution, delivery and performance of this Agreement and the Ancillary Agreements by O&R will not (A) constitute a violation of the Certificate of Incorporation or By-Laws of O&R, or (B) to counsel's knowledge constitute a violation or default under those agreements or instruments set forth on a schedule to this opinion;

                (4) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any federal or New York governmental authority is necessary for the consummation by O&R of the Closing other than (i) the Sellers Required Regulatory Approvals, which are addressed below, (ii) declarations, filings or registrations with, or notices to, or authorizations, consents or approvals relating to Permits and Environmental Permits and (iii) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, individually or in the aggregate have a Material Adverse Effect or prevent O&R from performing its obligations hereunder; and

                (5) The Bill of Sale, the Instrument of Assumption and the other agreements described in Section 4.3 are in proper form to transfer to Buyer such title to the Purchase Assets as was held by O&R.

           As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the State of New York, such counsel may rely upon opinions of counsel which are reasonably acceptable to Buyer and admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by O&R and appropriate officers and directors of O&R and by public officials.

           (f) The Buyer shall have received an opinion from Riker, Danzig, Scherer, Hyland & Perretti, LLP (New Jersey Counsel), Nixon, Hargrave, Devans & Doyle, LLP (New York Counsel) and Morgan, Lewis & Bockius, LLP (Pennsylvania Counsel), or other local regulatory counsel for O&R reasonably acceptable by Buyer, dated the Closing Date and satisfactory in form and substance to the Buyer and its counsel, substantially to the effect that: no declaration, filing or registration with, or notice to, or authorization, consent or approval of any federal governmental authority or any governmental authority in the States of New York, New Jersey and Pennsylvania is necessary for the consummation by O&R of the Closing other than (i) the Sellers Required Regulatory Approvals, which have been obtained and are in full force and effect with such terms and conditions as were imposed by the applicable governmental authorities, (ii) declarations, filings or registrations with, or notices to, or authorizations, consents or approvals relating to Permits and Environmental Permits and (iii) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

           As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the State of New York, such counsel may rely upon opinions of counsel which are reasonably acceptable to Buyer and admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by O&R and appropriate officers and directors of O&R and by public officials.

           (g) The Buyer shall have received an opinion from the General Counsel of Con Edison, which shall be reasonably acceptable to Buyer, dated the Closing Date and satisfactory in form and substance to the Buyer and its counsel, substantially to the effect that:

                (1) Con Edison is a corporation organized, existing and in good standing under the laws of the State of New York and has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by requisite corporate action taken on the part of Con Edison;

                (2) this Agreement has been executed and delivered by Con Edison and (assuming that the Sellers Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) is a valid and binding obligation of Con Edison, enforceable against Con Edison in accordance with its terms, except that such enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity);

                (3) the execution, delivery and performance of this Agreement by Con Edison will not constitute a violation of the Certificate of Incorporation or By-Laws of Con Edison;

                (4) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any federal governmental authority is necessary for the consummation by Con Edison of the Closing other than (i) the Sellers Required Regulatory Approvals, (ii) declarations, filings or registrations with, or notices to, or authorizations, consents or approvals relating to Permits and Environmental Permits and (iii) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate have a Material Adverse Effect.

                (5) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any federal governmental authority or any governmental authority in the State of New York is necessary for the consummation by Con Edison of the Closing other than (i) the Sellers Required Regulatory Approvals, which have been obtained and are in full force and effect with such terms and conditions as were imposed by the applicable governmental authorities, (ii) declarations, filings or registrations with, or notices to, or authorizations, consents or approvals relating to Permits and Environmental Permits and (iii) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate have a Material Adverse Effect.

           As to any matter contained in such opinion which involves the laws of any jurisdiction other than the Federal laws of the United States or the laws of the State of New York, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by Con Edison and appropriate officers and directors of Con Edison and by public officials.

           (h) Buyer shall have received the Title Commitment showing the Real Property to be insured as subject only to Permitted Encumbrances, and the effective date of the Title Commitment shall have been updated to the Closing Date and marked to show the satisfaction of all conditions to the issuance of the title policy other than conditions within the control of the Buyer; and

           (i) Buyer shall have obtained a certificate of the Secretary of each Seller identifying by name and title and bearing the signature of the officer of such Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby.

           8.3. Conditions to Obligations of the Sellers. The obligation of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

           (a) The Buyer shall have performed its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date;

           (b) The representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

           (c) The Sellers shall have received a certificate from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 8.3(a) and (b) have been satisfied; and

           (d) The Sellers shall have received an opinion from Troutman Sanders LLP, counsel for the Buyer, dated the Closing Date and satisfactory in form and substance to the Sellers and their counsel, substantially to the effect that:

                (1) The Buyer is a limited liability company organized, existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby; and the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action taken on the part of the Buyer;

                (2) this Agreement and the Ancillary Agreements have been executed and delivered by the Buyer and (assuming that the Sellers Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;

                (3) the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer will not constitute a violation of the Certificate of Formation or Limited Liability Company Agreement (or other similar governing documents), as currently in effect, of the Buyer; and

                (4) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Buyer of the Closing other than (i) the Buyer Required Regulatory Approvals, all of which have been obtained and are in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority, (ii) declarations, filings or registrations with, or notices to, or authorizations, consents or approvals relating to Permits and Environmental Permits and (iii) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate have a Material Adverse Effect.

           As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States and the State of New York, such counsel may rely upon opinions of counsel admitted to practices in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of facts upon certificates furnished by appropriate Members and Managers of the Buyer and its subsidiaries and by public officials.

           8.4. Extension of Closing Date. If the approval by the FERC of the establishment of the ISO (the "ISO Approval") shall not have been obtained on or prior to the Condition Fulfillment Date, the parties agree to defer the Closing Date until the date (the "Deferred Closing Date") which is the earlier of (a) the last day in the month in which the ISO Approval is deemed final under applicable law, provided that if there are less than five (5) Business Days in the month in which the ISO Approval is deemed final, then the last day in the month which follows the month in which the ISO Approval is deemed final, and (b) August 31, 1999; provid however, that all conditions set forth in Section 8.2(a) and all conditi set forth in
Section 8.2(b) regarding the representations and warran of Seller shall be deemed to be fulfilled on the Deferred Closing D unless the nonfulfillment of such conditions primarily results from the acts or omissions of Sellers or from the occurrence of facts or circumstances primarily relate to the Sellers' ownership and/or operation, or the physical condition, of the Purchased Assets. For purposes of this Agreement, the "Condition Fulfillment Date" shall mean the date on which all conditions set forth in Sections 8.1 and 8.2 shall have been fulfilled but not earlier than the later of (i) the date on which all conditions set forth in Section 8.3 have been fulfilled or waived and (ii) April 30, 1999.


                                 ARTICLE IX

                              INDEMNIFICATION

           9.1. Indemnification. The Sellers shall share all indemnification obligations and benefits arising under this Article 9 in proportion to their ownership of the Purchased Assets; two-thirds (66.667%) of all such benefits and obligations shall be allocated to Con Edison and one-third (33.333%) of all such benefits and obligations shall be allocated to O&R. In each instance the term "Sellers" is used in this Article 9, such term shall mean each Seller in proportion to the allocation described in the previous sentence.

           (a) The Sellers generally, and not joint and severally will indemnify, defend and hold harmless the Buyer, Buyer's affiliates, and their respective Members, Managers, employees and agents (each a "Buyer Indemnitee") from and against any and all causes of action, claims, demands or suits (by any Person), losses, liabilities, damages (excluding consequential and special damages), obligations, payments, costs, Taxes and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) to the extent the foregoing are not covered by insurance, (collectively, "Indemnifiable Losses"), asserted against or suffered by the Buyer Indemnitee relating to, resulting from or arising out of (i) any breach by the Sellers of any covenant or agreement of the Sellers contained in this Agreement; (ii) the Excluded Liabilities;
 (iii) the Excluded Assets; (iv) any breach of any representation in Sections 5.1, 5.2 and 5.3 hereof; (v) Sellers' non-compliance with any bulk sales or transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement; or (vi) the gross negligence or willful misconduct of Sellers, or their affiliates or their best respective contractors while on Buyer's property (including, without limitation, any easement provided the Sellers with respect to such property) after the Closing to the extent such Indemnifiable Loss is not caused by the negligence or willful misconduct of any Buyer Indemnitee.

           (b) The Buyer will indemnify, defend and hold harmless the Sellers, Sellers' Affiliates, and their respective directors, officers, employees and agents (each, a "Seller Indemnitee") from and against any and all Indemnifiable Losses asserted against or suffered by the Sellers relating to, resulting from or arising out of (i) any breach by the Buyer of any covenant or agreement of the Buyer contained in this Agreement or
 (ii) the Assumed Liabilities; (iii) the operation of the Purchased Assets after the Closing Date, (iv) any breach of any representation in Article VI or (v) the gross negligence or willful misconduct of Buyer, its affiliates or their respective contractors while on Seller's property after the Closing, to the extent such Indemnifiable Loss is not caused by the negligence or willful misconduct of any Seller Indemnitee.

           (c) Either the party required to provide indemnification under this Agreement (the "Indemnifying Party") or the entity or person entitled to receive indemnification under this Agreement (the "Indemnitee") may assert any offset or similar right in respect of its obligations under this
 Section 9.1 based upon any actual or alleged breach of any covenant or agreement contained in this Agreement.

           (d) Any Indemnitee having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any Tax or Income Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss, net of any Tax or Income Tax detriment, and any payment actually received with respect to an Indemnifiable Loss.

           (e) The expiration, termination or extinguishment of any covenant, agreement, representation or warranty shall not affect the parties' obligations under this Section 9.1 if the Indemnitee provided the Indemnifying Party with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

           (f) The Sellers and the Buyer shall have indemnification obligations with respect to Indemnifiable Losses asserted against or suffered by the Sellers or the Buyer, as the case may be, to the extent that the aggregate of all such Indemnifiable Losses exceed the Indemnification Floor. It is agreed and understood that neither the Sellers nor the Buyer, as the case may be, shall have any liability at any time for Indemnifiable Losses asserted against or suffered by the other party until the aggregate amount of Indemnifiable Losses asserted or suffered by such other party under this Section 9.1 shall exceed the Indemnification Floor, and then only to the extent that the aggregate amount of Indemnifiable Losses exceeds the Indemnification Floor. The term "Indemnification Floor" shall mean an amount equal to $200,000.

           (g) The rights and remedies of the Sellers and the Buyer under this Article IX are exclusive and in lieu of any and all other rights and remedies which the Sellers and the Buyer may have under this Agreement for monetary relief with respect to (i) any breach or failure to perform any covenant or agreement set forth in this Agreement; (ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be; or (iii) any other liabilities described in Section 9.1(a) or 9.1(b). Rights and remedies under the Ancillary Agreements are as set forth therein.

           9.2. Defense of Claims. (a) If any Indemnitee receives written notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any affiliate of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.

           (b) The party defending the Third Party Claim shall (i) consult with the other throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, compromise, trial, appeal or other resolution thereof; and (ii) afford the other party the opportunity, by notice, to participate and be associated in the defense of any Third Party Claim through counsel chosen by such other party, at its own expense, in the defense of any Third Party Claim as to which a party has elected to conduct and control the defense thereof. The parties shall cooperate in the defense of any Third Party Claim. The Indemnitee shall make available to the Indemnifying Party or its representatives all records and other materials reasonably required for use in contesting any Third Party Claim (subject to such confidentiality provisions as the Indemnitee may reasonably require) and shall furnish such testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith. If requested by the Indemnifying Party, the Indemnitee shall cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnifying Party shall reimburse the Indemnitee for any expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnifying Party.

           (c) If within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within twenty
 (20) calendar days (unless waiting twenty (20) calendar days would prejudice the Indemnitee's rights) after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of (a) any Third Party Claim with respect to Income Taxes or (b) any other Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer (other than with respect to Income Taxes) within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice. Notwithstanding the foregoing, the Indemnitee shall have the right to pay, compromise, or settle any Third Party Claim (other than with respect to Income Taxes) at any time, provided that in such event the Indemnitee shall waive any right to indemnity hereunder unless the Indemnitee shall have first sought the consent of the Indemnifying Party in writing to such payment, settlement or compromise and such consent was unreasonably withheld or delayed, in which event no claim for indemnity therefor hereunder shall be waived.

           (d) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than thirty (30) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of thirty (30) calendar days (unless waiting thirty (30) days would prejudice the Indemnitee's rights, in which case such period as would likely not prejudice the Indemnitee's rights, but in no event less than ten (10) days) within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party will be deemed to have accepted such Direct Claim. If the Indemnifying Party rejects such Direct Claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.
           (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime rate then in effect of the Chase Manhattan Bank), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 9.2(e) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

           (f)  A failure to give timely notice as provided in this
 Section 9.2 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.


                                 ARTICLE X

                        TERMINATION AND ABANDONMENT

           10.1. Termination. (a) This Agreement may be terminated at any time prior to Closing Date, by mutual written consent of the Buyer and the Sellers.

           (b) This Agreement may be terminated by the Sellers jointly or Buyer if (i) the Closing shall not have been consummated on or before September 30, 1999 (the "Termination Date"); provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to either Seller or Buyer if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date; and provided, further, that if on September 30, 1999 the conditions to the Closing set forth in Section 8.1(c) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be the day which is eighteen (18) months from the date of this Agreement.

           (c) This Agreement may be terminated by either the Sellers jointly or the Buyer if (i) any governmental or regulatory body, the consent of which is a condition to the obligations of the Sellers and the Buyer to consummate the transactions contemplated hereby, shall have determined not to grant its consent, or shall condition such consent upon any material change to the terms of this Agreement or the Ancillary Agreements or upon any other condition that materially and adversely affects the value of the transactions contemplated herein or therein for either party, and all appeals of such determination shall have been taken and have been unsuccessful; (ii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby or in the Ancillary Agreements and such order, judgment or decree shall have become final and nonappealable; or
 (iii) any statute, rule or regulation shall have been enacted or interpreted by any State or Federal government or governmental agency in the United States which prohibits the transactions contemplated herein or in the Ancillary Agreements.

           (d) This Agreement may be terminated by the Buyer, if there has been a material violation or breach by the Sellers of any agreement, representation or warranty contained in this Agreement which (i) has rendered the satisfaction of any condition to the obligations of the Buyer impossible and such violation or breach has not been waived by the Buyer or cured by Sellers within fifteen (15) days after receipt by Buyer of notice specifying same or (ii) causes a Material Adverse Effect, of which Buyer has notified Sellers, and which Sellers have not promptly exercised commercially reasonable efforts to cure but in no event later than twenty
 (20) days following such notification by Buyer.

           (e) This Agreement may be terminated by the Sellers jointly, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Sellers impossible and such violation or breach has not been waived by the Sellers or cured by Buyer within fifteen (15) days after receipt by Buyer of notice specifying same.

           (f) This Agreement may be terminated by either the Sellers jointly or the Buyer in accordance with the provisions of Section 7.11(b) or (c).

           10.2. Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of the parties pursuant to
 Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, such termination shall be without any further liability of either party or parties to the other party or parties except as follows:

           (a) in the event of termination of this Agreement by Sellers pursuant to Section 10.1(e), Sellers shall have the right to pursue all remedies available to them in equity or at law in connection with the violation or breach of this Agreement by Buyer;

           (b) in the event of termination of this Agreement by Buyer pursuant to Section 10.1(d), Buyer shall have the right to pursue all remedies available to it in equity or at law in connection with the violation or breach of this Agreement by Sellers; and

           (c) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.


                                 ARTICLE XI

                          MISCELLANEOUS PROVISIONS

           11.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Sellers and the Buyer.

           11.2. Confidentiality. (a) All information regarding a party (the "Disclosing Party") that is furnished directly or indirectly to the other party (the "Recipient") pursuant to this Agreement and marked "Confidential" shall be deemed "Confidential Information." Notwithstanding the foregoing, Confidential Information does not include information that
 (i) is rightfully received from Recipient from a third party having an obligation of confidence to the Disclosing Party, (ii) is or becomes in the public domain, through no action on Recipient's part in violation of this Agreement, (iii) is already known by Recipient as of the date hereof, or
 (iv) is developed by Recipient independently of any Confidential Information of the Disclosing Party. Information that is specific as to certain data shall not be deemed to be in the public domain merely because such information is embraced by more general disclosure in the public domain.

           (b) Recipient shall keep the Confidential Information strictly confidential and not disclose any Confidential Information to any third party for a period of two (2) years from the date the Confidential Information was received by Recipient, except as otherwise provided herein.

           (c) Recipient may disclose the Confidential Information to its and its affiliates' respective directors, officers, employees, consultants, advisors and agents who need to know the Confidential Information for the purpose of assisting Recipient with respect to its obligations under this Agreement. Recipient shall inform all such parties, in advance, of the confidential nature of the Confidential Information. Recipient shall cause such parties to comply with the requirements of this Agreement and shall be responsible for the actions, uses, and disclosures of all such parties.

           (d) If Recipient becomes legally compelled or required to disclose any of the Confidential Information (including, without limitation, pursuant to the rules or regulations of the NYPP, ISO or FERC), Recipient will provide the Disclosing Party with prompt written notice thereof so that the Disclosing Party may seek a protective order or other appropriate remedy. Recipient will furnish only that portion of the Confidential Information which its counsel considers legally required, and Recipient will cooperate, at the Disclosing Party's expense, with the Disclosing Party's counsel to enable the Disclosing Party to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. It is further agreed that, in the event that a protective order or other remedy is not obtained, the Recipient will furnish only that portion of the Confidential Information which, in the written opinion of the Recipient's counsel, is legally required to be disclosed and, upon the Disclosing Party's request, use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such information.

           (e) Recipient shall promptly return to the Disclosing Party all items containing or constituting Confidential Information, together with all copies, extracts, or summaries thereof, upon the earlier of (i) the Disclosing Party's request, or (ii) the termination or expiration of this Agreement.

           11.3. Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

           11.4. No Survival. Subject to the provisions of Article X, each and every representation, warranty and covenant contained in this Agreement (other than (a) the covenants contained in Sections 3.2, 3.3, 3.4, 7.2(b), 7.2(c), 7.2(d), 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10, 7.12, 7.13, 7.15, 7.16,
 7.18, 9.1 and 9.2 and in Article XI (which covenants shall survive in accordance with their terms), (b) the representations and warranties contained in Sections 5.1, 5.2, 5.3, 6.1, 6.2 and 6.3 (which representations and warranties shall survive for twelve (12) months from the Closing) and (c) the representation and warranty in Section 5.21 (which representation and warranty shall survive for the applicable statute of limitations) shall expire with, and be terminated and extinguished by the consummation of the sale of the Purchased Assets and the transfer of the Assumed Liabilities pursuant to this Agreement and such representations, warranties and covenants shall not survive the Closing Date; and none of the Sellers, the Buyer or any officer, director, trustee or Affiliate of either of them shall be under any liability whatsoever with respect to any such representation, warranty or covenant.

           11.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt on a Business Day if during the normal business hours of the recipient, or if not, on the next Business Day, if delivered personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           (a)  If to O&R, to:

                Orange and Rockland Utilities, Inc.
                One Blue Hill Plaza
                Pearl River, NY  10965

                Attention:  Legal Department

                with copies to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                919 Third Avenue
                New York, NY  10022

                Attention:  Sheldon S. Adler, Esq.

           (b)  If to Con Edison, to:

                Consolidated Edison Company of New York, Inc.
                4 Irving Place
                New York, NY 10003

                Attention:  Senior Vice President
                            and General Counsel

                with copies to:

                Cravath, Swaine & Moore
                825 Eighth Avenue
                New York, NY 10019

                Attention:  George W. Bilicic, Jr., Esq.

           (c)  If to Buyer, to:

                Southern Energy Bowline LLC
                c/o Southern Energy, Inc.
                900 Ashwood Parkway
                Suite 500
                Atlanta, Georgia  30338

                Attention:  Randy Harrison, Vice-President

                with copies to:

                Troutman Sanders LLP
                Nationsbank Plaza
                Suite 5200
                Atlanta, GA  30308

                Attention:  Robert C. Marshall, Esq.

                and

                Southern Company Services
                270 Peachtree Street
                Bin 918
                Atlanta, Georgia  30303

                Attention:  Vice President and Associate General Counsel


           11.6. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder. The Buyer acknowledges that O&R has entered into an Agreement and Plan of Merger whereby O&R will become a wholly-owned subsidiary of Consolidated Edison, Inc. ("CEI"). Notwithstanding any other provision of this Article 11.6, the Buyer agrees that this Agreement may be assigned to CEI, or a wholly-owned affiliate of CEI without the Buyer's consent. Notwithstanding the foregoing, (a) Buyer may assign all of its rights and obligations hereunder to any wholly owned subsidiary (direct or indirect) of Buyer or Buyer's parent and upon Sellers' receipt of notice from Buyer of any such assignment, such assignee will be deemed to have assumed, ratified, agreed to be bound by and perform all such obligations, and all references herein to "Buyer" shall thereafter be deemed to be references to such assignee, in each case without the necessity for further act or evidence by the parties hereto or such assignee; and (b) Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of its rights and interests hereunder to a trustee or lending institutions for the purposes of financing or refinancing the Purchased Assets, including upon or pursuant to the exercise of remedies with respect to such financing or refinancing, or by way of assignments, transfers, pledges, or other dispositions in lieu thereof; provided, however, that no such assignment or other disposition shall relieve or in any way discharge Buyer or such assignee from the performance of Buyer's obligations under this Agreement. Sellers agree, at Buyer's expense, to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer pledge or other disposition of rights and interests hereunder so long as Sellers' rights under this Agreement are not thereby altered, amended, diminished or otherwise impaired.

           11.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies, and the Sellers and the Buyer hereby agree to irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this Agreement. If requested by Sellers, Buyer will consent to appointing an agent for service of process in New York City.

           11.8. Specific Performance. Sellers and Buyer agree that a material breach of this Agreement will cause the non-breaching party immediate and irreparable harm that monetary damages cannot adequately remedy, and therefore, in addition to all other remedies hereunder, the parties agree that, upon any actual or impending material breach of this Agreement, the non-breaching party shall be entitled to equitable relief, including injunctive relief and specific performance, without bond or proof of damages, and in addition to any other remedies that the non-breaching party may have under applicable law.

           11.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           11.10. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

           11.11. Entire Agreement. This Agreement, the Ancillary Agreements, the Confidentiality Agreement, including the Exhibits and Schedules referred to herein or therein, and the Guaranty given to Sellers by Southern Energy, Inc. embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings of the Sellers contained in any material made available to the Buyer pursuant to the terms of the Confidentiality Agreement (including the Information Memorandum, dated May 1998, previously made available to the Buyer by the Sellers and DLJ). This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions other than the Confidentiality Agreement.

           11.12. Bulk Sales or Transfer Laws. The Buyer acknowledges that the Sellers will not comply with the provision of any bulk sales or transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. The Buyer hereby waives compliance by the Sellers with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.



           IN WITNESS WHEREOF, the Sellers and the Buyer have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

                       ORANGE AND ROCKLAND UTILITIES, INC.


                       By  /s/ D. Louis Peoples
                         -------------------------------------------
                         Name:   D. Louis Peoples
                         Title:  Vice Chairman and Chief Executive Officer



                       CONSOLIDATED EDISON COMPANY
                            OF NEW YORK, INC.


                       By  /s/ J. Michael Evans
                         -------------------------------------------
                         Name:   J. Michael Evans
                         Title:  President and Chief Operating Offider



                       SOUTHERN ENERGY BOWLINE, L.L.C.


                       By  /s/ Randy Harrison
                         -------------------------------------------
                         Name:   Randy Harrison
                         Title:  Vice President